UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Concentrix Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

We create game-changing customer journeys that help brands grow, across the world and into the future.

2024 PROXY STATEMENT

CONCENTRIX™

February 8, 2024
Dear Concentrix Corporation Stockholder:
We invite you to attend our 2024 Annual Meeting of Stockholders, which will be held at 10:00 a.m. Eastern Daylight Time on Thursday, March 21, 2024. The Annual Meeting will again be held in a virtual format to provide a convenient experience for all of our stockholders. Stockholders who held shares of Concentrix Corporation common stock as of the record date of January 26, 2024 will be able to attend the meeting by logging in at www.virtualshareholdermeeting.com/CNXC2024. Details regarding attending and voting at the Annual Meeting and the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is very important to our Board of Directors. Whether or not you attend the Annual Meeting, we encourage you to vote your shares of Concentrix Corporation common stock on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
Thank you for your ongoing support of, and continued interest in, Concentrix Corporation.

Sincerely,

Kathryn Marinello Chair of the Board

Chris Caldwell Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
CONCENTRIX CORPORATION

39899 Balentine Drive, Suite 235
Newark, California 94560

Date:	Record Date:	Time:	Attendance:
Thursday, March 21, 2024	Friday, January 26, 2024	10:00 a.m. EDT	www.virtualshareholdermeeting.com/CNXC2024
The 2024 Annual Meeting of Stockholders of Concentrix Corporation will be held in a virtual meeting format at www.virtualshareholdermeeting.com/CNXC2024, on Thursday, March 21, 2024 at 10:00 a.m. Eastern Daylight Time.

Items of Business
1.The election of ten directors nominated by our Board of Directors and named in this Proxy Statement.
2.The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024.
3.The approval, on an advisory basis, of the compensation of our named executive officers.
4.Such other business as may be properly be brought before the meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
You may attend and vote at the Annual Meeting if you were a Concentrix Corporation stockholder of record at the close of business on January 26, 2024, the record date for the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of Concentrix Corporation common stock promptly on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote through the virtual meeting platform if you choose to attend the meeting.

By order of the Board of Directors,
Jane C. Fogarty
Executive Vice President, Legal

Newark, California
February 8, 2024

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements regarding our expected future financial condition, growth, and results of operations, including revenue, operating income, and free cash flow, statements regarding the expected benefits of our combination with Webhelp, and statements that include words such as believe, expect, may, will, provide, could, and should, and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 filed with the SEC and subsequent SEC filings. We do not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.

PROXY STATEMENT

OVERVIEW OF PROXY STATEMENT AND 2024 ANNUAL MEETING
The following summary highlights information contained elsewhere in this Proxy Statement to assist you in reviewing the matters to be considered at the Concentrix Corporation 2024 Annual Meeting of Stockholders. In this Proxy Statement, “we,” the “Company,” and “Concentrix” refer to Concentrix Corporation. The summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement, as well as our Annual Report on Form 10-K for the year ended November 30, 2023, before voting. This Proxy Statement and a proxy card are first being sent to stockholders on or about February 8, 2024.

Attending the Annual Meeting
Date and Time:	Record Date:
Thursday, March 21, 2024	January 26, 2024
10:00 a.m. Eastern Daylight Time

Virtual Meeting Platform: www.virtualshareholdermeeting.com/CNXC2024

Voting at the Annual Meeting
Telephone:	Online:	Mail:	At the Meeting:
(800) 690-6903	www.proxyvote.com	Return proxy card	Through the virtual
24 hours a day	24 hours a day	in the postage-paid	meeting platform
7 days a week	7 days a week	envelope provided

2024 Proxy Statement 1

Concentrix at a Glance
We are a leading global provider of CX solutions and technology that help iconic and disruptive brands drive deep understanding, full lifecycle engagement, and differentiated experiences for their end-customers around the world.

2023 Snapshot
Webhelp Combination
On September 25, 2023, we completed our combination with the Webhelp business, a leading provider of CX solutions. This transformational combination was a milestone moment for the company and directly aligned with our long-term strategic goals, bringing together two recognized market leaders with complementary cultures, footprint, capabilities, and vision for growth across more than 70 countries.
Fiscal 2023 Financial Highlights

	Fiscal Year Ended
	November 30, 2023	November 30, 2022	Change
Revenue ($ millions)	$7,114.7	$6,324.5	12.5%
Operating income ($ millions)	$661.3	$640.2	3.3%
Non-GAAP operating income ($ millions) (1)	$1,010.0	$884.1	14.2%
Operating margin	9.3%	10.1%	-80 bps
Non-GAAP operating margin (1)	14.2%	14.0%	20 bps
Net income ($ millions)	$313.8	$435.0	(27.9)%
Non-GAAP net income ($ millions)	$630.7	$588.0	7.3%
Adjusted EBITDA ($ millions) (1)	$1,181.8	$1,031.0	14.6%
Adjusted EBITDA margin (1)	16.6%	16.3%	30 bps
(1) See page 37 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 for reconciliations of each non-GAAP measure to its most directly comparable GAAP measure.

2024 Proxy Statement 2

•Revenue Growth. Our 2023 revenue was $7,114.7 million, a 12.5% increase on an as-reported basis, including an approximate 9% contribution from Webhelp. We achieved year-over-year revenue increases in each of our strategic industry verticals.
•Profitability. On a non-GAAP basis, our operating income increased 14.2% year-over-year, and our adjusted EBITDA margin was up 30 basis points to 16.6%.
•Capital return. In fiscal 2023, we repurchased $81 million in shares and paid $64 million in dividends, increasing the quarterly dividend to $0.3025 per share in the fourth quarter. At year-end, the remaining authorization on our share repurchase program was approximately $290 million.
Awards and Recognition Highlights
•We received 131 industry awards and 53 client awards in fiscal 2023.
•Our 2023 global industry awards include the Brandon Hall Human Capital Management Excellence Award for Best Advance in Leading Diversity Equity and Inclusion Initiatives, Comparably’s award for Best Company Global Culture, and SEAL’s Business Sustainability Environmental Initiatives award.
ESG Highlights
•The Science Based Targets initiative (“SBTi”) validated our commitment to reduce absolute scope 1 and 2 greenhouse gas (“GHG”) emissions 50% by 2030 from a 2019 base year and to reduce absolute scope 3 GHG emissions from purchased goods and services, capital goods, fuel and energy related activities, and employee commuting by 50% within the same timeframe.
•We have planted more than 500,000 trees through our partnership with One Tree Planted, and we have initiated seven tiny forests.
•We engaged our game-changers around the globe with our Carbon Challenge and Green Build Challenge.
Additional information about our combination with Webhelp and our fiscal year 2023 performance is set forth in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2024.
We publish an annual Sustainability Report that is available on our website, which outlines our long-term ESG goals, how these commitments align with the Sustainable Development Goals established by the United Nations, and updates stakeholders on our progress toward these goals.

2024 Proxy Statement 3

Annual Meeting Agenda
Proposal 1:	Proposal 2:	Proposal 3:
Election of Directors (see page 21)	Ratification of Appointment of KPMG LLP	Advisory Vote on Executive Compensation

The following table provides summary information about our ten director nominees, each of whom currently serves on our Board of Directors. Concentrix is committed to diversity and inclusion across our organization and believes this starts with our highly skilled and diverse Board. Half of the ten director nominees are women, and 20 percent identify as ethnically diverse. Our Board of Directors recommends that you vote FOR each of the director nominees.

Name and Principal Occupation	Age	Director Since	Independent	Current Committees
Chris Caldwell President and CEO, Concentrix Corporation	51	2020	No	Executive
Teh-Chien Chou President, Harbinger Venture Management Co., Ltd.	66	2020	Yes	Audit (Chair), Executive, Nominating and Governance
LaVerne H. Council Chief Executive Officer, Emerald One, LLC	62	2020	Yes	Audit, Compensation
Jennifer Deason Chief Executive Officer, Home Partners of America	48	2020	Yes	Audit, Nominating and Governance
Olivier Duha Former Chief Executive Officer, Webhelp	55	2023	No	Executive
Nicolas Gheysens Executive, Groupe Bruxelles Lambert SA	47	2023	No	Executive
Kathryn Hayley Chief Executive Officer, Rosewood Advisory Services, LLC	65	2020	Yes	Compensation (Chair), Executive, Nominating and Governance
Kathryn Marinello Chief Executive Officer, PODS	67	2020	Yes	Executive (Chair)
Dennis Polk Hyve Solutions Executive, TD SYNNEX Corporation	57	2020	No	None
Ann Vezina Chair of the Board, TD SYNNEX Corporation	60	2020	Yes	Compensation, Executive, Nominating and Governance (Chair)

2024 Proxy Statement 4

Diverse Board Composition
% Women	% Ethnically Diverse	Age

Proposal 1:	Proposal 2:	Proposal 3:
Election of Directors	Ratification of Appointment of KPMG LLP (see page 26)	Advisory Vote on Executive Compensation

KPMG LLP has been our independent registered public accounting firm since 2019. Our Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024.

Proposal 1:	Proposal 2:	Proposal 3:
Election of Directors	Ratification of Appointment of KPMG LLP	Advisory Vote on Executive Compensation (see page 27)

Consistent with SEC regulations, we are holding a non-binding advisory vote on executive compensation, commonly known as “say-on-pay,” to provide our stockholders with an opportunity to express their views on our named executive officers’ compensation.
Our executive compensation program is designed to support our culture, to attract, retain, and motivate executives who can contribute to our future success as a global organization, and to reinforce the achievement of strategic financial metrics aligned with long-term sustainable profitability and growth. The program emphasizes pay-for-performance, with a significant portion of executive compensation at risk and subject to the achievement of performance metrics that are aligned to our strategy and long-term stockholder value. This includes the performance-based equity incentive program that we implemented in fiscal year 2022 in which one-half of our executive officers’ long-term compensation is comprised of performance-based restricted stock units. See “Compensation Discussion and Analysis” in this Proxy Statement for a discussion of our executive compensation program and the compensation earned by our executive officers in fiscal year 2023.

2024 Proxy Statement 5

Our executive compensation program and compensation philosophy is also supported by policies and practices that reflect our commitment to do right by and for people, including the following:

What We Do		What We Do Not Do
☑	Balance cash and equity compensation with a strong emphasis on pay-for-performance and at-risk compensation	☒	No guaranteed minimum payouts or uncapped incentive award opportunities

☑	Enhance retention and alignment with long-term stockholder value through multi-year performance periods and vesting cycles	☒	No excessive perquisites or personal benefits for executive officers

☑	Provide incentive award opportunities based on metrics that promote long-term stockholder value	☒	No easily achievable target performance goals

☑	Require executive officers and directors to own and retain shares of Common Stock that have significant value to strengthen alignment with stockholder interests	☒	No hedging transactions, short sales, or other derivative transactions in our Common Stock by our directors, officers and staff

☑	Assess the competitiveness of our executive compensation program by comparison to a group of peer companies	☒	No single-trigger change of control benefits or special retirement plans for executive officers

☑	Maintain a robust clawback policy that provides for the recoupment of incentive compensation in compliance with applicable law	☒	No tax gross-up payments for executive officers for a change of control
Our Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

2024 Proxy Statement 6

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE CONCENTRIX CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 21, 2024:
This Proxy Statement is being furnished to you in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be used at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof. As permitted by SEC rules, we are furnishing our proxy materials, which include our 2023 Annual Report to Stockholders and this Proxy Statement, to stockholders by providing access to the proxy materials on the Internet at www.proxyvote.com. We are mailing stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials and how to vote by proxy online. Stockholders can request a printed copy of the proxy materials by following the instructions in the Notice.
ABOUT THE ANNUAL MEETING
Who May Attend and Vote at the Annual Meeting
You may vote at the Annual Meeting if you were a holder of shares of Concentrix Corporation common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on January 26, 2024 (the “record date”). As of the record date, 66,303,494 shares of Common Stock were outstanding. Excluding 79,561 shares of restricted Common Stock that were issued in connection with the Webhelp combination for which holders have waived their right to vote on any matter submitted to the holders of Common Stock, 66,223,933 shares of Common Stock are eligible to vote at the Annual Meeting. Each such share of Common Stock is entitled to one vote on each matter presented for action at the Annual Meeting.
How to Attend the Annual Meeting
Our Annual Meeting will again be held in a virtual format to provide a safe and convenient experience for our stockholders. The Annual Meeting will be conducted via live webcast at 10:00 a.m. Eastern Daylight Time on Thursday, March 21, 2024. Stockholders who held shares of Common Stock as of the record date for the Annual Meeting can participate in the virtual Annual Meeting and ask questions about matters that are relevant to the items of business on the agenda.
To attend, participate in, vote, ask pertinent questions, and examine the list of stockholders during the virtual Annual Meeting, stockholders who held shares of Common Stock as of the close of business on the record date should visit www.virtualshareholdermeeting.com/CNXC2024 and enter the unique 16-digit control number that was included on the notice of internet availability, proxy card, or the instructions that accompanied your proxy materials. You are welcome to log in as early as 15 minutes before the start time of the Annual Meeting on March 21, 2024.
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you plan to attend the live webcast, we recommend a strong WiFi or internet connection for the best viewing experience. We encourage you to access the virtual meeting platform before the meeting begins to confirm your log-in credentials, familiarize yourself with the platform, and ensure that your streaming audio is working correctly. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page. Technical support will be available starting at 9:45 a.m. EDT on March 21, 2024.
How to Vote at the Annual Meeting
The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means that you authorize the individuals designated as proxies to vote your shares of Common Stock at the Annual

2024 Proxy Statement 7

Meeting in the manner you direct. You may give your proxy or otherwise vote your shares of Common Stock in one of several ways, depending on how you hold your shares.
Stockholders of Record. If your shares of Common Stock are registered directly in your name with the Company’s transfer agent on the record date, you are considered the “stockholder of record” of those shares and you may:

(
Vote your shares of Common Stock by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern Daylight Time on March 20, 2024. Please have your proxy card on hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8
Vote your shares of Common Stock by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern Daylight Time on March 20, 2024. Please have your proxy card on hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
+
If you have requested or received paper copies of our proxy materials by mail, vote your shares of Common Stock by proxy by signing, dating, and returning the proxy card prior to the Annual Meeting in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR
I	Vote your shares of Common Stock by attending the Annual Meeting virtually and submitting your vote through the virtual meeting platform at www.virtualshareholdermeeting.com/CNXC2024.
For information about shares of Common Stock registered in your name, call Computershare toll free at (877) 373-6374 or access your account via the Internet at www.computershare.com/investor.
Beneficial Owners. If you hold your shares of Common Stock in a brokerage account or through a bank or other nominee, your broker, bank, or other nominee is considered the “stockholder of record” and you are considered the “beneficial owner” of the shares. In this case, your broker, bank, or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares of Common Stock at the virtual Annual Meeting, you will need the unique 16-digit control number that appears on the instructions that accompanied the notice of internet availability or the proxy materials that you received.
If you do not instruct your broker, bank, or other nominee on how to vote your shares of Common Stock, it will have discretionary authority to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024 (Proposal 2). However, your broker, bank, or other nominee will not be permitted to vote your shares (resulting in a “broker non-vote”) on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3).
Voting by Proxy. Your vote by proxy covers all shares of Common Stock registered in your name. If you vote your shares of Common Stock by proxy (whether on the Internet, by toll-free telephone call, or by returning a proxy card by mail) and you do not direct specific voting instructions, the shares represented will be voted consistent with the Board’s recommendations:
•FOR the election of all ten director nominees named in this Proxy Statement;

2024 Proxy Statement 8

•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024;
•FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
•In the discretion of the proxy holders on any other matters properly brought before the meeting.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote by proxy on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating, and returning the proxy card.

401(k) Plan Shares. If you own shares of Common Stock in the Concentrix Corporation Retirement and Savings Plan (the “401(k) Plan”), your proxy card also covers those shares. The trustee of the 401(k) Plan will vote your 401(k) Plan shares as directed by you. If you do not provide voting instructions, the trustee of the 401(k) Plan will vote your 401(k) Plan shares in proportion to the voting instructions it has received. To vote your 401(k) Plan shares, you may use one of the methods described above under “Stockholders of Record,” but your vote must be received by 11:59 p.m. Eastern Daylight Time on March 18, 2024.
How to Change or Revoke Your Vote
Attending the virtual Annual Meeting does not automatically revoke or cancel your prior vote by proxy. If you are a stockholder of record, you may change or revoke your vote by proxy if you:
•deliver a written notice of revocation to our Corporate Secretary prior to votes being cast at the Annual Meeting;
•execute and return a later-dated proxy prior to votes being cast at the Annual Meeting;
•cast a new vote by proxy on the Internet or by toll-free telephone call before 11:59 p.m. Eastern Daylight Time, on March 20, 2024; or
•attend the virtual Annual Meeting and submit a new vote through the virtual meeting platform.
If you are a beneficial owner, follow the instructions provided by your broker, bank, or other nominee to revoke your vote by proxy, if applicable.
Quorum
We will have a quorum to conduct business at the Annual Meeting if holders of a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the record date are present or represented by proxy at the meeting. In determining a quorum, shares of Common Stock held by stockholders who abstain from voting or whose shares are represented by broker non-votes on any proposal will be considered present at the Annual Meeting.
CORPORATE GOVERNANCE
Governance Policies
Our Corporate Governance Guidelines, Code of Ethical Business Conduct, and Human Rights Policy are available on the “Governance Documents” page of the Investor Relations section of our website at www.concentrix.com, and copies of each may be obtained upon request from our Corporate Secretary. Our Corporate Governance Guidelines contain information about the structure and functioning of our Board, including with respect to Board and Committee composition, independence, membership criteria, and stock ownership guidelines.

2024 Proxy Statement 9

We rely on our Code of Ethical Business Conduct to communicate the legal and ethical standards for how we conduct our business, including our adherence to applicable Nasdaq Stock Market (“Nasdaq”) listing standards and SEC regulations. All of our directors, executive officers, and employees are required to comply with the Code of Ethical Business Conduct, and we translate the Code into approximately 30 languages to ensure our staff around the globe can read it in their primary languages.
Our Human Rights Policy reinforces our commitment to human rights and supplements our Code of Ethical Business Conduct by setting out key principles that we strive to adhere to in the protection of liberty, freedom, and other human rights, consistent with the Universal Declaration of Human Rights. Our Board of Directors has approved and has oversight responsibility for our Human Rights Policy.

We have a robust whistleblower program that is overseen by the Audit Committee. Stockholders, staff, clients, and other interested parties can anonymously submit complaints, including violations of the Code of Ethical Business Conduct, online or through a written communication sent to the Chair of the Audit Committee. Information regarding the reports received through our whistleblower program are reviewed quarterly with the Audit Committee.
We intend to disclose any waivers from, or amendments to, our Code of Ethical Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer, and persons performing similar functions that are required to be disclosed by Item 5.05 of Form 8-K by timely posting disclosure of such events on our website at www.concentrix.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.
Stockholder Engagement

Making the greatest impact means that we must listen to, learn from, and collaborate with many different stakeholders, and have implemented an active and regular engagement program as a part of our strong corporate governance practices.

We engage in outreach efforts to receive valuable feedback that informs our decisions with respect to our strategy, corporate governance practices and policies, ESG initiatives, and our external communications. In the last twelve months, we engaged with stockholders representing more than 70% of our outstanding shares, in over 170 virtual and in-person meetings. Key topics discussed during these meetings included:

•our financial performance and capital deployment;
•the combination and integration with Webhelp;
•technological innovation, including generative AI, and views on market trends;
•our executive compensation practices;
•Board composition; and
•our ESG practices and policies.

We value the input of our stockholders, and significant feedback we receive from our stockholders is shared with our executive team and our Board, as appropriate.

Related Party Transactions
Our written related party transactions policy requires our Audit Committee to review any transaction, arrangement or relationship or series thereof that will involve more than $120,000 in which the Company is a participant, and in which any related party (directors, executive officers, holders of more than five percent of the Common Stock, and immediate family members of any of the foregoing) has a direct or indirect material interest (each a “related party transaction”). In determining whether to ratify or approve a related party transaction, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction,

2024 Proxy Statement 10

the approximate dollar value of the transaction, and whether the proposed transaction includes any potential reputational risk to the Company. Executive officer and non-employee director compensation reported in this proxy statement is not considered a related party transaction.
Other than as set forth below, since the beginning of fiscal year 2023, there have been no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.
Investor Rights Agreement. In connection with the Webhelp combination, in March 2023, the Company entered into an Investor Rights Agreement (the “IRA”) with certain stockholders (the “Initial Stockholders”) of Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”) and the parent company of the Webhelp business, which IRA became effective on the closing of the combination in September 2023. The Initial Stockholders included certain affiliates of Groupe Bruxelles Lambert (“GBL”) and Olivier Duha. As of the record date, GBL and its affiliates owned approximately 13.2% of our outstanding Common Stock.
Subject to the terms and conditions of the IRA, (i) GBL has the right to nominate two directors (the “GBL Directors”) to our Board for so long as certain entities associated with GBL and Mr. Duha own at least 70% of the shares of Common Stock originally issued to them in the Webhelp combination and (ii) GBL has the right to nominate one director to the Board for so long as certain entities associated with GBL owns at least 50% of the shares of Common Stock originally issued to them in the Webhelp combination. If GBL has the right to nominate two directors, Mr. Duha has the right to be nominated as one of the two GBL Directors for so long as he owns at least 50% of the shares of Common Stock originally issued to him in the Webhelp combination. The initial GBL Directors were Mr. Duha and Nicolas Gheysens.
Each of the Initial Stockholders agreed not to take certain actions without the Company’s prior written consent so long as they hold at least 50% of the shares originally issued to them in the Webhelp combination, including making any proposal, public statement or offer to the Board or the Company’s stockholders regarding business combinations, tender offers, restructuring, liquidation, or acquisition of Company loans, securities, or assets, among other specified actions. Neither the Company nor any material subsidiary may amend its organizational documents in a manner that disproportionately adversely affects the rights of the Initial Stockholders or that is knowingly in violation of the rights of any Initial Stockholder pursuant to the IRA so long as such Initial Stockholder holds at least 50% of the shares of Common Stock originally issued to it in the Webhelp combination.
Subject to the terms and conditions of the IRA, the Initial Stockholders have agreed to certain customary lock-up provisions covering the shares of Common Stock issued to them at closing. The Initial Stockholders have certain registration rights under the IRA, which requires the Company to register, within 180 days of the closing of the Webhelp combination, the resale of certain shares of Common Stock held by the Initial Stockholders. Upon demand by the Initial Stockholders, the Company will also be required to register a sale by the Initial Stockholders of such shares with a value of at least $100 million up to two times in any rolling twelve-month period. The Initial Stockholders will also have “piggy-back” registration rights to include their shares of Common Stock in certain other registration statements filed by the Company.
The Company has agreed to waive the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to GBL and the GBL Directors.

Risk Management
The Board, directly and indirectly through its committees, oversees the Company’s risk management process, including risks related to climate change, executive officer succession planning, and cybersecurity. The full Board is informed of each committee’s risk oversight activities through regular reports from the committee chairs. In addition, Board members generally attend committee meetings for which they are not members in a non-voting capacity to remain aware of, and provide input on, the

2024 Proxy Statement 11

matters addressed by those committees. Strategic, operational, financial, and competitive risks are presented and discussed at the Board’s quarterly meetings, and the Board conducts an annual review of our long-term strategic plans.
At the committee level, the Audit Committee has oversight responsibility for our risk assessment and management activities, including with respect to information technology, cybersecurity, and privacy. The Nominating and Governance Committee assists the Board in overseeing the Company’s governance risks, including Board composition and succession, and compliance with SEC and Nasdaq regulations related to corporate governance. The Compensation Committee oversees the Company’s compensation policies and practices and related human capital and compensation risks.
Compensation Risk Assessment. In consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, members of management from the Company’s People Solutions and Legal departments annually assess whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including employees other than our named executive officers. The risk assessment in fiscal year 2023 included a review of compensation policies and practices, the design of our incentive plans and policies, the risk characteristics of our business, the alignment of our compensation programs to our company strategy, our internal controls and related risk management programs, and the compensation programs’ risk mitigation features.
Management reported its findings to the Compensation Committee, and after review and discussion, the Compensation Committee concluded that our compensation programs do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on our business. Factors considered by the Compensation Committee as part of its review include:
•    Our compensation programs have a balance of short- and long-term incentive programs that measure performance against multiple metrics that enhance long-term stockholder value, aligning our team with our short- and long-term strategy.
•    Incentive award opportunities have appropriate thresholds and caps, are plotted along a continuum, and are not highly leveraged with significant escalations in payout for incremental performance.
•    Long-term incentive awards align the interests of equity award recipients with those of stockholders.
•    Equity awards have multi-year vesting provisions, which promote long-term value creation, aid in retention, and reduce the potential for short-term risk taking.
•    Our share ownership guidelines require our executive officers and directors to own a significant amount of Common Stock so that each individual has personal wealth tied to our long-term success and is thereby aligned with stockholder interests.
•    Our compensation programs are evaluated against peer data to maintain competitiveness and market appropriateness in light of our industry, size and performance.
•    The Compensation Committee receives input from an independent compensation consultant on executive compensation programs.
•    Our Insider Trading Policy restricts trading of Company securities by executive officers and other leaders to open trading windows following pre-clearance by our Legal Department and prohibits hedging, short sales and other derivative transactions in the Company’s securities.

2024 Proxy Statement 12

BOARD OF DIRECTORS
Leadership Structure
The Board regularly considers its leadership structure and believes that it is important to retain the flexibility to determine the appropriate leadership structure for the Company and its stockholders. Since the Company became a standalone public company in December 2020, the Board has maintained separate roles for the Chief Executive Officer (“CEO”) and Board Chair with Ms. Marinello serving as Chair of the Board. This separation enables the CEO to focus on the Company’s operations and day-to-day management of the Company, while the Chair focuses on leading the Board in its oversight and other responsibilities.
Director Independence
The Board annually reviews the independence of each director. Our Corporate Governance Guidelines require that a majority of the Board members qualify as independent directors under the Nasdaq listing standards. Based on the information provided by each director and the Board’s most recent review, the Board has determined that each of Mr. Chou and Mses. Council, Deason, Hayley, Marinello and Vezina qualifies as independent.
Mr. Caldwell is not considered independent due to his current employment as our President and Chief Executive Officer. Mr. Duha is not considered independent due to his previous role as Chief Executive Officer of Webhelp, prior to our combination with Webhelp in September 2023. Mr. Gheysens is not independent due to his role as an executive of GBL, which is the largest stockholder of Concentrix. GBL was the largest shareholder of Webhelp and received a significant portion of the purchase consideration, including a majority of the aggregate principal amount of the promissory note issued by us, as part of the Webhelp combination. Although we believe that Mr. Polk has no relationship that impairs his independence, we currently consider him to be not independent due to his role as an executive officer of TD SYNNEX Corporation (“TD SYNNEX”), which was the parent company of Concentrix prior to our separation from TD SYNNEX (the “spin-off”) in December 2020.
In evaluating the independence of Ms. Marinello, the Board considered the engagement of Concentrix to provide customer experience (“CX”) solutions for PODS for whom Ms. Marinello serves as Chief Executive Officer. In fiscal year 2023, PODS made payments to Concentrix of approximately $8.8 million in connection with these services, which represented less than 0.2% of our fiscal year 2023 revenue. The Board has determined that this arms-length commercial relationship does not affect the ability of Ms. Marinello to exercise independent judgment in carrying out her responsibilities as a member of the Board.
In evaluating the independence of Ms. Council, the Board considered the engagement of Concentrix to provide technical design and digital transformation services for Emerald One LLC (“Emerald One”) for whom Ms. Council serves as Chief Executive Officer. In fiscal year 2023, Emerald One made payments to Concentrix of approximately $0.2 million in connection with these services, which represented less than 0.1% of our fiscal year 2023 revenue. The Board has determined that this arms-length commercial relationship does not affect the ability of Ms. Council to exercise independent judgment in carrying out her responsibilities as a member of the Board.
Director Qualifications and Nomination Process
The Nominating and Governance Committee is responsible for identifying, screening, and recommending persons for nomination by the Board for election as directors. In accordance with our Corporate Governance Guidelines and with oversight from the Board, the Nominating and Governance Committee regularly assesses the skills and experience of the current Board members. Areas of focus include:

2024 Proxy Statement 13

•experience in industries of importance to the Company’s business, including technology, communications and media, retail, travel and e-commerce, banking, financial services and insurance, and healthcare;
•expertise in areas relevant to the Board’s oversight responsibilities, including senior management of a large organization and experience with global business, mergers and acquisitions, finance, marketing and sales, human resources, information technology and cybersecurity, business development and strategy, and governance;
•a multi-stakeholder viewpoint and commitment to global citizenship that recognizes the importance of environmental, social and corporate governance factors in oversight of the Company;
•diversity of race, ethnicity, gender, age, cultural background, and professional experiences;
•personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains a reputation for integrity, trust, respect, competence and adherence to the highest ethical standards; and
•whether the individual is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.
The Nominating and Governance Committee reviews these areas in the context of the current composition of the Board, identifying areas of present need and potential gaps in the future. In determining whether to nominate an individual for election or an incumbent director for re-election, the Nominating and Governance Committee and the Board consider the factors described above as well as an incumbent director’s satisfactory performance and other matters they deem relevant. These factors are considered in the judgment of the Nominating and Governance Committee and the Board, and no rigid formula or weighting is applied.
Suggestions for director nominees can be brought to the Board’s attention by the Nominating and Governance Committee, by individual members of the Board, or by stockholders. The Nominating and Governance Committee also has the authority to engage third-parties to assist in identifying candidates. Candidates recommended by stockholders are evaluated in the same manner as candidates recommended by members of the Board or external advisors.
Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for Board membership, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of our proxy statement for the prior year’s Annual Meeting. However, if no Annual Meeting was held in the prior year or the current Annual Meeting is scheduled for a date more than 30 days before or after the anniversary of the prior year’s Annual Meeting, we must receive the stockholder’s notice by the later of the 90th day prior to the current Annual Meeting and the 10th day following public disclosure of the date of the current Annual Meeting. Information required by our Bylaws to be in the notice includes the name, age, and business and residential addresses of the nominee and the person making the nomination, the principal occupation of the nominee, the number of shares of Common Stock owned by the nominee, the nominee’s written consent to serve, if elected, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than 60 days prior to the anniversary of the prior year’s Annual Meeting.

2024 Proxy Statement 14

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be sent by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, to Concentrix Corporation, Attention: Corporate Secretary, 39899 Balentine Drive, Suite 235, Newark, California 94560.
Board Diversity
Concentrix is committed to diversity and inclusion, and the highly diverse nature of our Board reflects that commitment. Our Corporate Governance Guidelines articulate the Company’s belief that a variety of experiences and points of view contributes to a more effective decision-making process and the Board’s commitment to consider diversity of race, ethnicity, gender, age, cultural background, and professional experiences in evaluating candidates for Board membership.
The below Board Diversity Matrix reports self-identified diversity statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of February 8, 2024)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	5	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Meetings
The Board held seven meetings in fiscal year 2023. All of the quarterly meetings included executive sessions of the non-employee directors without management present. Each of the Board’s Committees also regularly met in executive sessions, generally at the Committee’s quarterly meetings. In the aggregate, the directors attended 99% of the total number of meetings of the Board and the committees on which they served, and each director attended at least 95% of the total number of meetings of the Board and the committees on which they served. Directors are expected to attend the Annual Meeting, and all eight of our directors that were serving at the time attended the 2023 Annual Meeting of Stockholders.

2024 Proxy Statement 15

Contacting the Board
The Board has established a process for stockholders and other interested persons to send communications to directors. Stockholders and other interested persons who wish to communicate with the Board as a whole or to individual non-employee directors, may send communications in writing to: Kathryn Marinello, Chair, Concentrix Corporation, 39899 Balentine Drive, Suite 235, Newark, California 94560 or Allison Leopold Tilley, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. All communications must include the name and address of the sender in the written communication and indicate whether they are a stockholder of Concentrix or other interested person. Ms. Marinello and Ms. Leopold Tilley will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.
BOARD COMMITTEES
Our Board has four standing committees: Audit; Compensation; Executive; and Nominating and Governance. The Audit, Compensation, and Nominating and Governance Committees are comprised solely of directors that are independent under applicable Nasdaq rules. Each standing committee has a written charter that has been approved by the Board and can be found on the “Governance Documents” page of the Investor Relations section of our website at www.concentrix.com. Copies of the committee charters are also available in printed form to any stockholder who submits a request to our Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC. Further information about each of the Board’s standing committees is set forth below.

AUDIT COMMITTEE
Current Members: Chou (Chair), Council, Deason; Audit Committee Financial Experts: Chou, Deason
Eight Meetings in 2023

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control, and legal compliance functions. The Audit Committee reviews our financial statements and the periodic filings we make with the SEC. The Audit Committee oversees the audit work of our independent registered public accounting firm by approving the services performed by our independent registered public accounting firm, evaluating the independence of the accounting firm, and reviewing the accounting firm’s reports regarding our accounting practices and internal controls. The Audit Committee also has oversight responsibility for our risk assessment and management activities, including with respect to information technology, cybersecurity, and privacy. Management reports to the Audit Committee on the status of the Company’s key cybersecurity controls and audits on a quarterly basis.
The Audit Committee is comprised solely of independent directors. Each of the current members of the Audit Committee is financially literate, and Mr. Chou and Ms. Deason have been determined by the Board to be audit committee financial experts. No current member of the Audit Committee serves on the Audit Committee of more than three public companies.

2024 Proxy Statement 16

Audit Committee Report. As set forth in the Audit Committee charter, the Audit Committee provides oversight regarding the Company’s accounting, financial reporting, internal control, internal audit, and legal compliance practices, including the integrity of the Company’s financial statements. The Company’s management is responsible for the preparation of the Company’s financial statements, its accounting and financial reporting principles, and internal controls and procedures. The Company’s independent public accountants are responsible for auditing the Company’s financial statements. During fiscal year 2023, KPMG LLP (“KPMG”) served as the Company’s independent public accountants.
The Company’s management has represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and KPMG. In connection with this review, the Audit Committee discussed and reviewed with KPMG the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (Communication with Audit Committees), and the Audit Committee, with and without management present, discussed and reviewed the results of KPMG’s examination of the Company’s financial statements, including the quality, not just the acceptability of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the Company’s financial statements.
The Audit Committee has also discussed with KPMG, with and without management present, KPMG’s audit of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from KPMG written disclosures regarding auditors’ independence as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence). In accordance with the foregoing standard, the Audit Committee discussed with KPMG matters related to KPMG’s independence and satisfied itself as to the firm’s independence. The Audit Committee also considered the compatibility of non-audit services with the firm’s independence.
In connection with the appointment, compensation, retention, and oversight of the independent auditor, the Audit Committee annually reviews the qualifications, performance, and independence of the independent auditor, and lead engagement partner, and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and the likely impact of changing the independent auditor.
The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of KPMG as the Company’s independent public accountants, subject to ongoing review and approval by the Audit Committee.
Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 for filing with the SEC. The Board approved this recommendation.
Audit Committee
Teh-Chien Chou, Chair
LaVerne H. Council
Jennifer Deason

2024 Proxy Statement 17

COMPENSATION COMMITTEE
Current Members: Hayley (Chair), Council, Vezina
Seven Meetings in 2023

The Compensation Committee oversees our overall compensation strategy and policies and approves the compensation provided to our executive officers, including the structure, metrics, and goals for annual and long-term incentive plans, and the compensation provided to our non-employee directors. The Compensation Committee also reviews, administers, and approves equity-based compensation for our staff and our non-employee directors and administers our equity incentive plan and employee stock purchase plan.
The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is a current or former officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board is an executive officer of another company for which an executive officer of the Company serves as a director.
Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
Compensation Committee
Kathryn Hayley, Chair
LaVerne H. Council
Ann Vezina

NOMINATING AND GOVERNANCE COMMITTEE
Current Members: Vezina (Chair), Chou, Deason, Hayley
Four Meetings in 2023

The Nominating and Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, and for overseeing our Corporate Governance Guidelines and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Governance Committee is responsible for considering director nominations by stockholders. The Nominating and Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, the size and structure of the Board, director independence, and our corporate governance profile and ratings. The Nominating and Governance Committee also is actively engaged in overseeing risks associated with succession planning for the Board.

2024 Proxy Statement 18

EXECUTIVE COMMITTEE
Current Members: Marinello (Chair), Caldwell, Chou, Duha, Gheysens, Hayley, Vezina
No Meetings in 2023

The Executive Committee is comprised of our Board Chair, our CEO, the Chairs of the Audit, Compensation, and Nominating and Governance Committees, and such other members of the Board as are appointed by the Board. The Executive Committee is responsible for performing the functions of the Board between regularly scheduled meetings if there is a critical need for prompt action and it is not practical to arrange a meeting of the full Board. We do not expect the Executive Committee to meet or take action regularly.

DIRECTOR COMPENSATION
Our Compensation Committee is responsible for reviewing our director compensation program and recommending adjustments, as appropriate, to the full Board. As part of its review, the Compensation Committee considers the significant time commitment and expertise required to effectively serve on our Board and its committees. The Board’s goal for our director compensation program is to provide non-employee directors with a fair compensation package that reflects the services they perform for our stockholders, as well as the performance of the Company.
In March 2023, the Compensation Committee recommended, and the Board approved, changes to our non-employee director compensation program to add Committee member retainers, increase the amounts of the Audit and Compensation Committee chair retainers, decrease the annual Board cash retainer and increase the annual director equity grant. As amended, our director compensation program consists of an annual retainer, a Board Chair retainer, Committee Chair and member retainers, and a long-term equity component, which consists of a grant of restricted stock units that vest in full on the earlier of the one-year anniversary of the date of grant and the date of our next annual meeting.

	Annual Member Retainer	Additional Chair Retainer
Board	$85,000	$150,000
Audit Committee	$15,000	$15,000
Compensation Committee	$12,500	$12,500
Nominating and Governance Committee	$10,000	$10,000
Executive Committee	$—	$—
Annual equity grant	$175,000
The 2023 changes were based, in part, on a review of the director compensation at our compensation peer group and aligned our director compensation program more closely to the peer group, while continuing to emphasize director equity ownership to strengthen alignment with stockholder interests. See “Compensation Discussion and Analysis—Our Compensation Process.”
We provide coverage for directors under a director and officer liability insurance policy. We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and Committee meetings and educational seminars and conferences in accordance with our director education program.

2024 Proxy Statement 19

2023 Director Compensation
The following table sets forth the compensation paid to, or earned by, each of our non-employee directors in fiscal year 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Teh-Chien Chou	$123,451	$174,920	$1,470	$299,841
LaVerne H. Council	$108,628	$174,920	$1,470	$285,018
Jennifer Deason	$106,902	$174,920	$1,470	$283,292
Olivier Duha(3)	$15,599	$86,708	$355	$102,662
Nicolas Gheysens(3)(4)	$15,599	$86,708	$355	$102,662
Kathryn Hayley	$120,000	$174,920	$1,470	$296,390
Kathryn Marinello	$239,647	$174,920	$1,470	$416,037
Dennis Polk	$89,647	$174,920	$1,470	$266,037
Ann Vezina	$118,274	$174,920	$1,470	$294,664
(1)     Represents the aggregate fair values of stock awards granted to our non-employee directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), on the applicable grant date. For valuation assumptions used to calculate the fair value of our stock awards, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
As of November 30, 2023, each non-employee director other than Messrs. Duha, Gheysens, and Polk held 1,482 shares of unvested restricted stock. As of November 30, 2023, (i) each of Messrs. Duha and Gheysens held 1,173 shares of unvested restricted stock units and (ii) Mr. Polk held 2,885 shares of unvested restricted stock and stock options to purchase 18,129 shares of Common Stock, of which 9,588 were vested and exercisable. Mr. Polk’s equity awards include Concentrix restricted stock and options to purchase shares of Common Stock that were issued in connection with the conversion of TD SYNNEX equity awards upon our spin-off in December 2020.
(2)    Represents dividends paid on unvested restricted stock awards received as a non-employee director of Concentrix.
(3)     Cash retainer converted from euros by using the fiscal year-end exchange rate of 1 EUR to $1.0907.
(4)    At the request of Mr. Gheysens and to comply with the internal policies of GBL, Mr. Gheysens’ cash retainer was paid directly to GBL.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that require each non-employee director to beneficially own shares of Common Stock, whether vested or unvested, that have a value equal to five times the annual Board retainer, which is currently $85,000. The stock ownership guidelines promote and increase the ownership of Common Stock by our Board and further align the Board’s interests with those of our stockholders. Each non-employee director has five years from their initial election or appointment to the Board to satisfy the ownership guidelines and, based on this transition period, each of our non-employee directors is in compliance with the guidelines. Unexercised stock options (whether vested or unvested) and unearned performance awards are not counted toward compliance with the stock ownership guidelines.

2024 Proxy Statement 20

PROPOSALS REQUIRING YOUR VOTE
Proposal No. 1: Election of Directors
Our Board currently has ten directors. Each director is elected for a one-year term until the next Annual Meeting of Stockholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election as directors at the Annual Meeting the ten individuals named below, each of whom is currently serving on the Board.
In our Proxy Statement related to our 2023 Annual Meeting of Stockholders, we disclosed that we expected Mr. Polk’s service on the Board, which initially was for transition purposes related to our spin-off from TD SYNNEX in December 2020, would conclude at the 2024 Annual Meeting of Stockholders. After further consideration and discussion, including with respect to Mr. Polk’s strengths as a director, our Board determined that it is in the best interests of the Company and our stockholders that Mr. Polk remain on our Board.
You may vote or withhold authority to vote for each of the director nominees. Cumulative voting is not permitted, which means that each stockholder may vote no more than the number of shares they own for a single director candidate. Shares of Common Stock as to which the authority to vote is withheld are not counted toward the election of the director nominees specified on the proxy. Broker non-votes will have no effect. Directors will be elected by a plurality of the votes cast, meaning that the director nominees who receive the greatest number of shares voted “for” their election are elected. However, under the Company’s Bylaws, if any director receives a greater number of “withhold” votes than votes “for” in an uncontested election, the director must promptly tender their resignation to the Board. The Board will consider the resignation and determine whether to accept or reject the resignation.
We expect that each of the ten nominees listed below will stand for re-election at the Annual Meeting. However, if any nominee is not a candidate at that time for any reason, proxies (excluding broker non-votes) will be voted for a substitute nominee designated by the Board. Proxies submitted without direction will be voted for each director nominee named below. Broker non-votes will have no effect.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW.

Age: 51
	Director since December 2020	Executive Committee

Chris Caldwell has served as President and Chief Executive Officer of Concentrix since December 2020 after serving as Executive Vice President of TD SYNNEX (NYSE: SNX) and President of Concentrix from February 2014 to December 2020. He previously served as President of Concentrix from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix from March 2007 to June 2012, and Senior Vice President, Global Business Development of TD SYNNEX from March 2007 to June 2012. Mr. Caldwell joined TD SYNNEX in 2004 as Vice President, Emerging Business through the acquisition of EMJ Data Systems Ltd.
As our President and Chief Executive Officer and the leader of the business for more than 15 years, Mr. Caldwell has extensive knowledge of our industry and is uniquely qualified to understand the opportunities and challenges facing Concentrix.

Chris Caldwell
President and CEO, Concentrix Corporation

2024 Proxy Statement 21

Audit Committee Chair
	Age: 66	Executive Committee
	Director since December 2020	Nominating and Governance Committee

T.C. Chou has served as the President of Harbinger Venture Management Co., Ltd., a venture capital firm, since January 2000. He has also served on the boards of directors of several companies listed on the Taiwan Stock Exchange, including Synnex Technology International Corp. since 2000, Getac Technology Corp since 2009, and Intech Biopharma Ltd. since 2014. Dr. Chou holds a Bachelor of Science from National Taiwan University, a Master of Business Administration from Wharton Business School at the University of Pennsylvania, and a Ph.D. from Rutgers University.
Dr. Chou was chosen to serve on our Board due to his strong background in finance and his substantial experience with public company boards of directors, including several technology-focused companies.

Teh-Chien Chou
President, Harbinger Venture Management Co., Ltd.

	Age: 62	Audit Committee
	Director since December 2020	Compensation Committee

LaVerne H. Council has been the Chief Executive Officer of Emerald One, LLC, a consulting company focused on helping business and technology organizations transform through digital change, since November 2019. Prior to that, she was Managing Principal for Grant Thornton LLP from December 2017 to October 2019. She served as a Senior Vice President for the MITRE Corporation from April 2017 to December 2017 and as the Assistant Secretary for Information & Technology and Chief Information Officer for the U.S. Department of Veteran Affairs from July 2015 to January 2017. Ms. Council has also served as the Corporate Vice President and Global Chief Information Officer for Johnson & Johnson (NYSE: JNJ) from 2006 to 2011 and in several roles of increasing responsibility at DELL, Inc. (NYSE: DELL) from 2000 to 2006, most recently as the Global Vice President, Information Technology, Global Business Solutions, and Development Services. Ms. Council has served on the board of directors of ConMed Corporation (NYSE: CNMD) since 2019 and Thomson Reuters Corporation (TSX/NYSE: TRI) since 2022. Ms. Council holds a Master of Business Administration from Illinois State University and a Bachelor of Business Administration from Western Illinois University.
Ms. Council was chosen to serve on our Board due to her strong background in information technology and expertise with leading transformational change.

LaVerne H. Council
Chief Executive Officer, Emerald One, LLC

2024 Proxy Statement 22

	Age: 48	Audit Committee
	Director since December 2020	Nominating and Governance Committee

Jennifer Deason currently serves as the Chief Executive Officer of Home Partners of America, a Blackstone portfolio company that provides access to single-family housing to individuals and families in the United States, a position that she has held since February 2023. Ms. Deason previously served as the Chief Executive Officer of Belong Acquisition Corp. (formerly NASDAQ: BLNG), a special purpose acquisition company (SPAC), from July 2021 to May 2022 and Chairwoman of Belong Acquisition Corp. from July 2021 to July 2023. Prior to that, Ms. Deason was the Co-Founder, Chief Financial Officer and Chief Business Officer for the dtx company, a direct-to-consumer (DTC) incubator and investment firm from May 2019 to July 2021. From 2016 to 2018, Ms. Deason served as Executive Vice President, Head of Strategy and Business Development for Sotheby’s. She served as Chief Financial Officer of The Weather Channel from 2014 to 2016 and was an Executive Vice President with Bain Capital, LP from 2008 to 2016. While at Bain Capital, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a board member of several portfolio companies. Ms. Deason has served on the board of directors of MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) since July 2021. She was a member of the board of directors of DHI Group (NYSE: DHX) from July 2016 to April 2023. She holds a Master of Business Administration from Stanford University and a Bachelor of Arts from Yale University.
Ms. Deason was chosen to serve on our Board due to her experience with consumer-focused, technology-enabled businesses and her strong background in financial and operating roles, including her experience as a Chief Financial Officer.

Jennifer Deason
Chief Executive Officer, Home Partners of America

	Age: 55	Vice Chair of the Board
	Director since September 2023	Executive Committee

Oliver Duha was the co-founder and served as Chief Executive Officer of Webhelp from June 2000 to September 2023. Prior to joining Webhelp, Mr. Duha served as a consultant at Bain & Company Inc., a global business consulting and services firm, from 1998 to 2000. At Webhelp, Olivier was instrumental in launching the Think Human Foundation (THF) with a mission to foster the social and professional inclusion of young people with limited opportunities. Mr. Duha received a degree in finance from École Supérieure de Commerce Et de Management – ESCEM, a master’s degree in consulting from Audencia, and an MBA from INSEAD.
From his co-founding and leadership of Webhelp, Mr. Duha has a deep knowledge of our business and the customer experience industry. He also brings to our Board his leadership skills, a strong background in technology, finance and operations, and a track record of entrepreneurship and philanthropy.
Mr. Duha was nominated for election to the Board pursuant to the Investor Rights Agreement that we entered into in connection with the Webhelp combination. See “Corporate Governance—Related Party Transactions.”

Olivier Duha Former Chief Executive Officer, Webhelp

2024 Proxy Statement 23

Age: 47
	Director since September 2023	Executive Committee

Nicolas Gheysens has served as an executive of Groupe Bruxelles Lambert SA, a public limited liability company (société anonyme) incorporated under the laws of Belgium (“GBL”), an investment group based in Brussels, since September 2019. At GBL, Mr. Gheysens co-leads the group’s activities in France. In this capacity, he was a director on the board of Webhelp, where he had been directly involved for nearly 10 years. Prior to joining GBL, Mr. Gheysens served as an executive at KKR & Co., Inc., a global investment firm, from February 2004 to June 2019. In addition to his leadership experience at GBL and Webhelp, Nicolas currently serves as a director of Sienna Investment Managers and is a board observer of Parques Reunidos. He has previously served on the boards of TDS A/S, Solocal, Afriflora, SMCP, Winoa, Pets at Home, The Hut Group and Mowi. Nicolas Gheysens graduated from IEP (Strasbourg) and holds a Master in Management from Essec Business School.
Mr. Gheysen’s extensive investment and board experience supporting the growth of large and successful businesses across Europe and his background with Webhelp and the broader customer experience industry make him a complementary addition to our Board of Directors.
Mr. Gheysens was nominated for election to the Board pursuant to the Investor Rights Agreement that we entered into in connection with the Webhelp combination. See “Corporate Governance—Related Party Transactions.”

Nicolas Gheysens Executive, Group Bruxelles Lambert SA

Compensation Committee Chair
	Age: 65	Executive Committee
	Director since December 2020	Nominating and Governance Committee

Kathryn Hayley has been the Chief Executive Officer of Rosewood Advisory Services, LLC, a business advisory services firm, since 2015. Previously, Ms. Hayley served as an Executive Vice President of UnitedHealthcare (a subsidiary of UnitedHealth Group, Inc.) from 2012 to 2015. From 2006 to 2012, she served as an executive of Aon plc (NYSE: AON), including as Chief Executive Officer of Aon Consulting Worldwide and Aon Hewitt Consulting Americas. Prior to her service at Aon plc, Ms. Hayley was an information technology partner at Deloitte Consulting LLP, led the U.S. financial services practice, and served on the board of directors of Deloitte & Touche U.S. Ms. Hayley has served on the boards of directors of Old National Bancorp (Nasdaq: ONB) since February 2022, following its merger with First Midwest Bancorp Inc. (formerly Nasdaq: FMBI). Prior to the merger, Ms. Hayley served on the board of directors of First Midwest Bancorp since 2016. Ms. Hayley also served on the board of directors of Alight Solutions, LLC from 2018 through 2021, and Interior Logic Group from 2021 through 2022. Ms. Hayley holds a Bachelor of Science from Illinois State University and a Master of Business Administration from the Kellogg School of Management at Northwestern University. She also holds a Qualified Technology Expert certification from the Digital Directors Network.
Ms. Hayley was chosen to serve on our Board due to her strong background in information technology, financial services and talent management and her extensive experience as a public company leader.

Kathryn Hayley
Chief Executive Officer, Rosewood Advisory Services, LLC

2024 Proxy Statement 24

	Age: 67	Chair of the Board
	Director since December 2020	Executive Committee

Kathryn Marinello has served as Chief Executive Officer of PODS Enterprises, LLC since January 2021. Previously, she served as the President and Chief Executive Officer and a director of Hertz Global Holdings (NYSE: HTZ) (“Hertz”) from January 2017 through May 2020. Prior to that, Ms. Marinello served as a Senior Advisor of Ares Management LLC, a global alternative asset manager, from March 2014 to December 2016, and as Chair, President and Chief Executive Officer of Stream Global Services, Inc., a business process outsourcing service provider, from 2010 to March 2014. Ms. Marinello served as Chair, Chief Executive Officer and President of Ceridian Corporation, a provider of human resources software and services, from 2006 to 2010, and in several senior roles at General Electric Co. (NYSE: GE) from 1997 to 2006. Ms. Marinello has served as a director of Volvo Group since 2014 and a director of Ares Acquisition Corporation (NYSE: AAC), a SPAC, since February 2021. She previously served as a member of the boards of directors of The Nielsen Company B.V. (2014-2017), General Motors Company (NYSE: GM) (2007-2016), and RealPage, Inc. (Nasdaq: RP) (2015-2017). In May 2020, Hertz filed voluntary petitions for relief under chapter 11 of title 11 of the U.S. Bankruptcy Code following the impact of the COVID-19 pandemic on travel demand. Ms. Marinello holds a Master of Business Administration from Hofstra University and a Bachelor of Arts from State University of New York at Albany.
Ms. Marinello was chosen to serve on our Board due to her extensive leadership experience, including on several public company boards of directors, and her strong background with the consumer services, technology and BPO industries.

Kathryn Marinello
Chief Executive Officer, PODS

Age: 57
Director since December 2020

Dennis Polk has served as a member of the TD SYNNEX (NYSE: SNX) (f/k/a SYNNEX Corporation) Board of Directors since February 2012 and is the TD SYNNEX Hyve Solutions Executive. Mr. Polk served as Executive Chair of the TD SYNNEX Board of Directors from September 2021 through August 2023 and as the TD SYNNEX President and Chief Executive Officer from March 2018 until September 2021. Mr. Polk joined TD SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and served in that capacity until he became President and Chief Executive Officer. Mr. Polk has served on the Board of Directors of Terreno Realty Corporation (NYSE: TRNO) (“Terreno”), a real estate company, since 2010. At Terreno, he serves as Chair of the Compensation Committee.
From his history of leadership roles at TD SYNNEX, the former parent company of Concentrix, Mr. Polk has deep knowledge of the Concentrix business and its industry. He also brings to our Board his leadership skills and a strong background in finance, operations, and distribution.

Dennis Polk
Hyve Solutions Executive, TD SYNNEX Corporation

2024 Proxy Statement 25

	Age: 60	Compensation Committee
	Director since December 2020	Executive Committee
Nominating and Governance Committee Chair

Ann Vezina has served as a member of the board of directors of TD SYNNEX (NYSE: SNX) since February 2017, the Lead Independent Director since September 2021 and the Chair of the Board since September 2023. From July 2013 to August 2015, Ms. Vezina served as Corporate Vice President, Human Resources for Xerox Business Services, LLC (“Xerox”). From February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. (“ACS”) before the acquisition of ACS by Xerox Corporation in 2010. Ms. Vezina began her career with Electronic Data Systems. Ms. Vezina holds a Bachelor of Science in business administration from Central Michigan University.
As a director of TD SYNNEX, the former parent company of Concentrix, since 2017, Ms. Vezina has a strong background with the Concentrix business. From her senior executive roles with Fortune 500 companies, she also has extensive experience in the BPO and technology industries and with personnel management for global businesses.

Ann Vezina
Chair, TD SYNNEX Corporation
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2024. Although ratification by our stockholders is not required by law or our Bylaws, we are submitting the appointment for ratification at the Annual Meeting because the Board values the opinion of our stockholders. You may vote for, against, or abstain from voting on this proposal. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for the proposal to pass. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Proxies submitted without direction will be voted for the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2024.
If our stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the appointment of KPMG but will be under no obligation to select a new accounting firm. Even if the selection is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if the Audit Committee determines that a change would be in the best interests of the Company and our stockholders.
Representatives of KPMG are expected to attend the Annual Meeting to respond to appropriate questions and have an opportunity to make a statement if they desire to do so.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024.
Audit Fees. KPMG audited our consolidated financial statements for the year ended November 30, 2023 and has been our independent registered public accounting firm since 2019. Consistent with SEC rules regarding auditor independence, the lead KPMG partner on the Concentrix account will not serve in that role for more than five consecutive years.

2024 Proxy Statement 26

Fees billed for professional services rendered by KPMG for the fiscal years ended November 30, 2023 and 2022 were as set forth in the table below.

	2023	2022
Audit Fees(1)	$5,450,066	$4,279,153
Audit-Related Fees(2)	—	68,845
Tax Fees(3)	31,025	375,215
All Other Fees	—	—
Total	$5,481,091	$4,723,213
(1)     Audit Fees were for professional services rendered for the audits of our financial statements and internal control over financial reporting, reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of our subsidiaries, and services provided in connection with statutory and regulatory filings.
(2)     Audit-Related Fees in fiscal year 2022 were for professional services rendered relating to attestation and compilation services for our subsidiaries in connection with statutory and regulatory filings.
(3)     Tax Fees were primarily for professional services rendered relating to domestic and foreign tax compliance services and consulting services for international tax and planning services.
The Audit Committee has adopted policies and procedures related to the pre-approval of all audit, audit-related, tax and other permissible services that will be provided by our independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the accountants’ independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee reviews and approves updates to the estimates of audit and non-audit fees initially approved.
All of the services presented in the table above for fiscal years 2023 and 2022 were approved by the Audit Committee in conformity with its pre-approval policies and procedures.
Proposal No. 3: Approval of the Compensation of Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Section 14a of the Exchange Act) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Consistent with this requirement, we are holding a non-binding advisory vote on executive compensation, commonly known as “say-on-pay,” to provide our stockholders with an opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies, and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and other compensation tables, and the related narrative disclosure.”
You may vote for, against, or abstain from voting on this proposal. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual

2024 Proxy Statement 27

Meeting is required to approve this proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for the proposal to pass. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the approval, on an advisory basis, of our named executive officers’ compensation.
Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will consider the outcome of the vote when evaluating our compensation practices and making future decisions regarding executive compensation. Consistent with the advisory vote of our stockholders at the 2021 Annual Meeting of Stockholders on the frequency of say-on-pay votes, a non-binding advisory vote on our executive compensation will again be included in our proxy statement next year.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to our equity compensation plans as of November 30, 2023.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	2,333,075	$56.04	1,696,892
Equity compensation plans not approved by stockholders(3)	46,683	$47.57	—
Total	2,379,758	$54.70	1,696,892
(1)    Reflects awards outstanding under the Concentrix Corporation 2020 Stock Incentive Plan. Includes 1,941,736 unvested time-based restricted stock units (“RSUs”), 143,583 unvested performance-based RSUs (at target), and 247,756 stock options with a weighted average remaining term of 4.64 years. The RSUs are not included in the calculation of the weighted average exercise price in column (b).
(2)    Reflects shares available for issuance under (a) the Concentrix Corporation 2020 Stock Incentive Plan and (b) the Concentrix Corporation 2020 Employee Stock Purchase Plan. Under the 2020 Stock Incentive Plan, the aggregate number of shares authorized for issuance includes an annual increase of an amount equal to the lesser of one percent of our outstanding shares on the last day of the immediately preceding fiscal year or, if our Board acts prior to the first day of the fiscal year, such lesser amount that the Board determines. Under the Employee Stock Purchase Plan, qualifying employees may purchase shares of Common Stock at a discount to the market value. As of November 30, 2023, 746,540 shares of Common Stock remained available for grant under the 2020 Stock Incentive Plan and 950,352 shares of Common Stock remained available for issuance under the Employee Stock Purchase Plan.
(3)    Reflects shares available for issuance upon the exercise of certain outstanding stock options originally granted under the ProKarma Holdings Inc. (“PK”) 2016 Long-Term Incentive Plan and assumed by the Company in connection with its acquisition of PK in December 2021.

2024 Proxy Statement 28

BENEFICIAL OWNERSHIP OF SECURITIES
On the record date, January 26, 2024, our outstanding voting securities consisted of 66,303,494 shares of Common Stock. The following tables set forth the number of shares of Common Stock that are beneficially owned by each of our directors and named executive officers and each stockholder that we believe to be the beneficial owner of more than 5% of the outstanding Common Stock, in each case as of the record date of January 26, 2024.
As used in this information statement, “beneficial ownership” means that a person has, or may have within 60 days of January 26, 2024, the sole or shared power to vote or direct the voting of a security or the sole or shared investment power with respect to a security (that is, the power to dispose or direct the disposition of a security), or both. Unless otherwise indicated in the footnotes below, each individual or entity identified below has sole voting and investment power with respect to such securities and no securities have been pledged.

Directors and Named Executive Officers	Number of Shares of Common Stock Owned	Number of Shares of Common Stock Subject to Options Exercisable within 60 Days	Number of Shares of Common Stock That May Be Settled within 60 Days (3)	Total Beneficial Ownership	Percentage Ownership
Chris Caldwell	199,396	136,363	—	335,759	*
Teh-Chien Chou	3,350	—	—	3,350	*
LaVerne H. Council	3,350	—	—	3,350	*
Jennifer Deason	3,350	—	—	3,350	*
Olivier Duha(1)	1,535,587	—	1,173	1,536,760	2.3%
Nicolas Gheysens	—	—	1,173	1,173	*
Jane Fogarty	5,382	—	—	5,382	*
Kathryn Hayley(2)	5,513	—	—	5,513	*
Kathryn Marinello	3,350	—	—	3,350	*
Dennis Polk	15,282	12,694	—	27,976	*
Ann Vezina	5,294	—	—	5,294	*
Andre Valentine	39,256	—	—	39,256	*
Cormac Twomey	22,638	—	—	22,638	*
Rick Rosso	24,618	—	—	24,618	*
All executive officers and directors as a group (14 persons)(4)	1,861,938	149,057	2,346	2,013,341	3.0%
________________
*    Represents less than 1% of the Company’s Common Stock.
(1)Includes 322,066 shares held by Montana, a societe simple, organized under the Laws of Belgium, and 36,041 shares held by Liberty Management, a societe a responsabilite limitee, organized under the laws of Belgium.
(2)Includes 2,155 shares held by the KJH Investment Trust for which Ms. Hayley is the trustee and beneficiary.
(3)Includes 1,173 restricted stock units held by each of Mr. Duha and Mr. Gheysens that vest on the date of the Annual Meeting.
(4)Includes 969 shares of restricted stock held by Craig Gibson, Executive Vice President, Global Sales and Account Management, that were issued in connection with the Webhelp combination. Such shares vest in full if the share price of our common stock reaches $170.00 per share within seven years from September 25, 2023 (based on daily volume weighted average prices measured over a specific period), or if within three years from September 25, 2023 we have a change of control with per share consideration of at least $150.00. Such shares of restricted stock are not entitled to dividends and Mr. Gibson has waived his rights as a holder of such shares to vote on any matter submitted to the holders of our common stock.

2024 Proxy Statement 29

Principal Stockholders and Address	Number of Shares Beneficially Owned	Percentage Ownership
Group Bruxelles Lambert (1) 24 avenue Marnix 1000 Brussels, Belgium	8,773,667	13.2%
FMR LLC (2) 245 Summer Street Boston, MA 02210	7,750,410	11.7%
MiTAC Holdings Corporation (3) No. 202, Wenhua 2nd Road Guishan District, Taoyuan City 333 Taiwan	4,415,535	6.7%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	3,982,052	6.0%
The Vanguard Group (5) 100 Vanguard Blvd Malvern, PA 19355	3,981,629	6.0%
Capital International Investors (6) 333 South Hope Street 55th Floor Los Angeles, CA 90071	3,764,574	5.7%
Synnex Technology International Corporation (7) 4F, No. 75, Sec. 3, Minsheng E. Road Zhongshan District, Taipei City 104 Taiwan	3,545,840	5.3%
Impactive Capital LP (8) 450 West 14 Street, 12th Floor New York City, NY 10014	3,403,325	5.1%
________________
(1)    Based solely on information contained in a Schedule 13D filed with the SEC on October 10, 2023 by GBL, this amount represents 38,623 shares of Common Stock held by FINPAR VI SA, 35,964 shares of Common Stock held by FINPAR V SA, and 8,699,080 shares of Common Stock held by Sapiens S.àr.l. (“Sapiens”). GBL Verwaltung S.A. (“GBLV”) is the parent company of Sapiens. GBL is the parent of GBLV, FINPAR VI SA, and FINPAR V SA.
(2)     Based solely on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 9, 2023 by FMR LLC, which reported that it had sole voting power over 7,729,322 shares of Common Stock and sole dispositive power over 7,750,410 shares of Common Stock.
(3)    Based solely on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 6, 2024, this amount includes 302,102 shares of Common Stock held by Silver Star Developments Ltd. (“SSDL”), 2,135,489 shares of Common Stock held by MiTAC International Corporation (“MIC”), and 1,977,944 shares of Common Stock held by MiTAC Holdings Corporation (“MHC”). SSDL is a wholly-owned subsidiary of MIC and MIC is a wholly-owned subsidiary of MHC.
(4)    Based solely on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on January 29, 2024 by BlackRock, Inc., which reported that it had sole voting power over 3,855,799 shares of Common Stock and sole dispositive power over 3,982,052 shares of Common Stock.
(5)    Based solely on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group, which reported that it had sole dispositive power over 3,920,620 shares of Common Stock, shared voting power over 17,751 shares of Common Stock, and shared dispositive power over 61,009 shares of Common Stock.
(6)    Based solely on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2023 by Capital International Investors, which reported that it had sole dispositive power over 3,764,574 shares of Common Stock and sole voting power over 3,757,937 shares of Common Stock.
(7)    Based solely on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 6, 2024, this amount represents 3,545,840 shares of Common Stock held by Peer Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation.
(8)     Based solely on information contained in a Schedule 13D filed with the SEC on October 17, 2023, which reported that that the shares of Common Stock are beneficially held by (i) Impactive Capital LLC, as the General Partner of Impactive Capital LP, the investment manager of the funds and/or accounts that directly own the shares of Common Stock, (ii) Lauren Taylor Wolfe, as a Managing Member of Impactive Capital LLC, and (III) Christian Asmar, as a Managing Member of Impactive Capital LLC.

2024 Proxy Statement 30

OUR EXECUTIVE OFFICERS
Information regarding each of our executive officers and their relevant business experience is summarized below.

Chris Caldwell, 51, President and Chief Executive Officer. Chris has served as President and Chief Executive Officer of Concentrix since December 2020 after serving as Executive Vice President of TD SYNNEX and President of Concentrix from February 2014 to December 2020. He previously served as President of Concentrix from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix from March 2007 to June 2012, and Senior Vice President, Global Business Development of TD SYNNEX from March 2007 to June 2012. Chris joined TD SYNNEX in 2004 as Vice President, Emerging Business through the acquisition of EMJ Data Systems Ltd.

Andre Valentine, 60, Chief Financial Officer. Andre has served as Executive Vice President and Chief Financial Officer of Concentrix since October 2018. He previously served as Chief Financial Officer of Convergys Corporation (“Convergys”) from August 2012 to October 2018, Senior Vice President of Finance, Customer Management of Convergys from 2010 to 2012 and 2002 to 2009, Senior Vice President, Controller of Convergys 2009 to 2010, and Vice President, Controller of Convergys from 1998 to 2002.

Cormac Twomey, 54, Executive Vice President, Customer Success. Cormac has served as Executive Vice President, Customer Success of Concentrix since September 2023 after serving as Executive Vice President, Global Operations and Delivery of Concentrix from January 2019 to September 2023. He previously served as Chief Commercial Officer of Convergys from October 2017 to October 2018, Senior Vice President, Operations of Convergys from January 2017 to October 2017, Senior Vice President, EMEA and Intelligent Contact of Convergys from March 2014 to December 2016, Managing Director of Stream Global Services, Inc. from 2013 to 2014 and Senior Vice President, Sales and Client Management, EMEA of Stream Global Services from 2011 to 2013.

Jane Fogarty, 57, Executive Vice President, Legal. Jane has served as Executive Vice President, Legal of Concentrix since September 2021 and served as Corporate Secretary of Concentrix from September 2021 to September 2023. She previously served as General Counsel of Turnitin LLC from April 2020 to September 2021 and Vice President and Senior Counsel of TD SYNNEX from October 2014 to March 2020. Prior to that, Jane was Asia Pacific Counsel for Concentrix from February 2014 to October 2014 and served in various legal roles at IBM Global Services from October 2003 to January 2014.

Craig Gibson, 51, Executive Vice President, Global Sales and Account Management. Craig has served as Executive Vice President, Global Sales and Account Management since January 2024 after serving as Chief Growth Officer of Webhelp from August 2020 to January 2024. Craig also served as Chief Commercial Officer, UK of Webhelp from October 2016 to August 2020 and Chief Executive Officer of Webhelp South Africa from October 2013 until October 2016. Prior to that, he spent over 15 years in various leadership roles in the business processing outsourcing provider industry, as well as the systems integration, technology and CRM industries.

2024 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS
Our Named Executive Officers
For purposes of the Compensation Discussion and Analysis and the executive compensation tables that follow, the below individuals are referred to as our “named executive officers” or “NEOs.” They are our chief executive officer, our chief financial officer, and our three other executive officers during fiscal year 2023:
•Chris Caldwell, President and Chief Executive Officer.
•Andre Valentine, Chief Financial Officer
•Cormac Twomey, Executive Vice President, Global Operations and Delivery.
•Rick Rosso, Executive Vice President, Practices and Catalyst.
•Jane Fogarty, Executive Vice President, Legal and Corporate Secretary.
In January 2024, Mr. Rosso, our former Executive Vice President, Global Sales and Account Management, transitioned to a non-executive officer role with Concentrix and was succeeded by Craig Gibson as part of our executive officer succession planning.
Our Total Rewards Philosophy
Our compensation and benefits programs align our strategy and the financial interests of our NEOs, staff and stockholders. Our compensation programs are developed to support our culture, attract, retain, and motivate executives who can contribute to our future success as a global organization, and reinforce the achievement of strategic financial metrics aligned with long-term sustainable profitability and growth. Our executive compensation programs are designed with the following objectives in mind:
Market-Competitive. We benchmark and assess our executive compensation program annually to ensure market-competitive target total direct compensation consisting of base salary, a target annual cash incentive, and long-term equity incentives.
Pay for Performance. We remain committed to pay-for-performance by closely linking compensation with performance. We emphasize pay-for-performance by making a significant percentage of the target total direct compensation of each NEO contingent on attaining annual and long-term Company performance goals.
Business Results and Stockholder Value. We reward success and performance to achieve business results for long-term impact. We align incentive programs with stockholder value creation using annual and three-year performance measures that drive stockholder value.
Comprehensive Benefit Programs. We enhance total direct compensation with benefit programs and offerings that enable total well-being and mental health.
Our Compensation Process
Role of Compensation Committee. The Compensation Committee has overall responsibility for our executive compensation policies as provided in the Compensation Committee Charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers and does not delegate any of these functions to others in setting compensation.
Role of Management. Our CEO and our Senior Vice President of People Solutions provide recommendations to the Compensation Committee regarding the general design of the Company’s

2024 Proxy Statement 32

compensation plans as well as the compensation of the other executive officers. The CEO’s compensation is discussed and approved during executive sessions of the Compensation Committee and Board without the CEO present.
Compensation Consultant. In accordance with the Compensation Committee Charter, the Compensation Committee has the authority, at the Company’s expense and without further approval, to engage, retain, replace, and terminate any compensation consultants, outside counsel, or other advisors to the Compensation Committee, including the authority to approve the consultant’s or advisor’s fees and other retention terms. During fiscal year 2023, the Compensation Committee engaged FW Cook to provide advice on, and assist the Compensation Committee in its review of, executive officer and non-employee director compensation matters, including the review of the Company’s compensation peer group and incentive plan design for our NEOs. The Compensation Committee regularly meets with its independent compensation consultant without management present.
The Compensation Committee reviewed the independence of FW Cook in fiscal year 2023, including the specific factors set forth in Rule 10C-1 under the Exchange Act and determined that FW Cook is independent and that FW Cook’s work for the Committee does not raise any conflict of interest.
Compensation Peer Group. During 2022, the Compensation Committee, with assistance from FW Cook, evaluated and approved the below peer group to be used for fiscal year 2023 compensation purposes:

Amdocs Limited	ExlService Holdings, Inc.	TransUnion
Bread Financial Holdings, Inc.	Five9, Inc.	TTEC Holdings, Inc.
CGI Inc.(1)	Genpact Limited	Verint Systems Inc.
Cognizant Technology Solutions Corporation	Open Text Corporation	Verisk Analytics, Inc.
DXC Technology Company	Perficient, Inc.
Equifax Inc.	Teleperformance(1)
(1) Traded on a non-U.S. stock exchange and compensation data may not be available for all comparisons reviewed.
To identify a sufficient number of companies so that the data gathered is adequate to reach reasonable conclusions about the competitive market, the Compensation Committee considers peers that operate in the CX solutions and technology industry, as well as adjacent industries that compete for similar executive talent. The above peer companies were selected primarily based upon having similar business operations and being in a reasonable size range for direct compensation comparisons. At the time the peer group was approved, our revenue was at the 72nd percentile of the peers’ revenue for the trailing four quarters, and our market capitalization was at the 39th percentile of the peers’ average market capitalization for the most recently disclosed fiscal year (i.e., corresponding to the most recent year of compensation disclosures). Certain of our core CX solutions competitors were not included in the compensation peer group because the companies do not have sufficient history as a public company from which to gather comparative compensation information.
During 2023, the Compensation Committee reviewed the compensation peer group to be used for fiscal year 2024 compensation purposes and replaced Bread Financial Holdings, Inc., Perficient, Inc., and Verint Systems Inc. with EPAM Systems, Inc. and Fair Isaac Corporation, which the Committee determined to be more suitable comparators in terms of size and similar business operations. At the time the 2024 peer group was approved, our revenue was at the 80th percentile of the peers’ revenue for the trailing four quarters, and our market capitalization was at the 36th percentile of the peers’ average market capitalization for the most recently disclosed fiscal year (i.e., corresponding to the most recent year of compensation disclosures), in each case, after giving effect to the estimated impact of the then-pending Webhelp combination.

2024 Proxy Statement 33

2023 Say-on-Pay Advisory Vote. Approximately 87% of the votes cast at our 2023 Annual Meeting voted to approve the compensation of our named executive officers. We believe that this substantial majority of votes cast continues to represent our stockholders’ alignment with our executive compensation and benefits structure, which emphasizes pay-for-performance and prudent governance practices. We also continue to strive to further align our compensation program with the expectations of our stockholders. During 2023, we sought further feedback and perspectives from our stockholders, including with respect to executive compensation, and have taken those perspectives into consideration when making compensation decisions.
We once again recommend that our stockholders vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.
Elements of the Fiscal Year 2023 Compensation Program
Our executive compensation program includes four primary components:
(1)    base salary;
(2)    cash incentive awards under our Senior Management Incentive Plan (“SMIP”);
(3)    performance-based equity incentive awards; and
(4)     time-based equity awards.
Generally, the Compensation Committee seeks to set target total cash compensation (base salary plus target cash incentive award) at a level that requires our NEOs to achieve above-market performance to earn total cash compensation that exceeds the median of our peer group. We continue to expect a progression in the compensation of our NEOs to support the competitiveness of our executive compensation program as a new public company and in comparison to our compensation peer group.
Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. Base salaries are reviewed and, if deemed appropriate, adjusted on an annual basis. Our NEOs’ base salaries are based on, among other things, the breadth and complexity of the individual’s responsibilities, their contributions to our performance, individual performance, and any new responsibilities assumed. The Compensation Committee reviews data from our compensation peer group to validate the competitiveness of our compensation program, including base salaries. However, the Compensation Committee does not benchmark base salary to a specific percentile of the peer data.
In January 2023, the Compensation Committee approved fiscal year 2023 base salaries for each of our named executive officers, as follows:

	Fiscal Year 2023 Base Salary		Year-over-Year % Change
Chris Caldwell	$800,000		—%
Andre Valentine	$617,614		—%
Cormac Twomey	$509,559	(1)	—%
Rick Rosso	$550,000		—%
Jane Fogarty	$450,000		8.4%
(1) Converted from £403,675 by using the fiscal year-end exchange rate of 1 GBP to $1.2623.

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With the exception of Ms. Fogarty, the Compensation Committee determined not to increase the NEOs’ fiscal 2023 base salaries. This decision was aligned to the Compensation Committee’s philosophy of setting cash compensation at a level that requires above-market performance to achieve above-market cash compensation. The decision also reflected the Company’s fiscal year 2022 performance, in which annual revenue and non-GAAP operating income achievement were below annual goals. The Compensation Committee approved an increase to Ms. Fogarty’s base salary to be closer to the median of our compensation peer group in light of the more significant difference between her salary and the peer group median. The Committee also considered Ms. Fogarty’s fiscal year 2022 performance and compensation alignment among our senior executives in determining the appropriateness of this adjustment.
Senior Management Incentive Plan. Cash incentive awards under the SMIP reward our NEOs for achievement of operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. In fiscal year 2023, the Compensation Committee approved earned SMIP awards for our NEOs equal to 128.7% of their individual target award opportunities based on non-GAAP operating income that was above the target goal but below the stretch goal and revenue that was above the stretch goal established by the Compensation Committee.

SMIP Award Opportunity: 0-150% of Target Award, with threshold opportunity at 50%
Performance Metric: Non-GAAP Operating Income(1)	Performance Metric: Revenue
65% of SMIP	35% of SMIP
Target Goal: $943 million	Target Goal: $6,650 million
Actual Performance: $1,010 million	Actual Performance: $7,025 million(2)
Approved Performance as Percentage of Target Goal: 117.2%	Approved Performance as Percentage of Target Goal: >150.0%
Approved Performance as Percentage of Total Award: 76.2%	Approved Performance as Percentage of Total Award: 52.5%
Total Earned Award: 128.7%
(1) See page 37 of our Annual Report on Form 10-K for a reconciliation of non-GAAP operating income to operating income, as reported. Non-GAAP operating income of $1,010 million excludes acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, and share-based compensation.
(2) For purposes of determining fiscal year 2023 revenue performance under the SMIP, the Compensation Committee approved a negative constant currency adjustment to actual revenue of $7,115 million to reflect the impact of fluctuations in foreign currency exchange rates in comparison to forecasted rates at the time the target revenue goal was approved. See page 40 of our Annual Report on Form 10-K for a reconciliation of revenue in constant currency to revenue.

NEOs could earn between 0% and 150% of their target SMIP awards based on the Company’s performance with respect to the non-GAAP operating income and revenue goals, with a threshold opportunity at 50% of the target award. The SMIP goals approved by the Compensation Committee at the start of fiscal year 2023 were challenging, with target levels of revenue and non-GAAP operating income performance set above fiscal year 2022 results. At target, the initial goals represented year-over-year revenue growth of approximately 5.1% and expansion of non-GAAP operating income margin to approximately 14.2% in fiscal year 2023 from 14.0% in fiscal year 2022.
The amount of each NEO’s earned SMIP award was determined by reference to the NEO’s individual target opportunity, which was established by the Compensation Committee at the start of the fiscal year and expressed as a percentage of base salary. Generally, the Compensation Committee seeks to set target total cash compensation (base salary plus target cash incentive award) at a level that requires our NEOs to achieve above-market performance to earn total cash compensation that exceeds the median of our peer group.

2024 Proxy Statement 35

As a result of achieving non-GAAP operating income that was above the target goal and revenue performance that was above the stretch goal for fiscal year 2023, each NEO received a 2023 SMIP award equal to 128.7% of their applicable target award as follows:

Name	2023 Target SMIP Opportunity (% Base Salary)	2023 Target SMIP Award	2023 SMIP Award Opportunity Range (Threshold - Maximum)	2023 Actual SMIP Award
Chris Caldwell	250%	$2,000,000	$1,000,000 - $3,000,000	$2,574,000
Andre Valentine	100%	$617,614	$308,807 - $926,421	$794,869
Cormac Twomey(1)	100%	$509,559	$254,780 - $764,339	$655,803
Rick Rosso	125%	$687,500	$343,750 - $1,031,250	$884,813
Jane Fogarty	75%	$337,500	$168,750 - $506,250	$434,363
(1) Mr. Twomey’s threshold, target, maximum and actual SMIP award amounts were converted from British pounds to U.S. dollars by using the fiscal year-end exchange rate of 1 GBP to $1.2623.
Performance-Based, Long-Term Equity Incentives. Since 2022, our NEOs have participated in a performance-based, long-term equity incentive plan, under which they receive 50% of their annual equity awards in the form of performance-based RSUs (“PRSUs”) that are earned based on the Company’s revenue and adjusted EBITDA growth over three-year performance periods. Our NEOs are eligible to earn between 0% and 150% of the PRSUs in the aggregate at the end of the three-year performance period based on performance for each year during the performance period, as well as cumulative performance for the same goals over the full three-year period, if higher, with a threshold opportunity at 50% of the target award.
For the three-year performance-period ending November 30, 2025, our NEOs will have the opportunity to earn the number of shares set forth in the table below under the PRSUs that were granted in January 2023. The table also includes the target value of such awards, representing 50% of the NEO’s fiscal year 2023 equity incentive award value.

Name	PRSU Target Number of Shares	PRSU Share Opportunity Range (Threshold - Maximum)	PRSU Target Value(1)
Chris Caldwell	24,465	12,232 - 36,697	$3,399,901
Andre Valentine	3,741	1,870 - 5,611	$519,887
Cormac Twomey	4,209	2,104 - 6,313	$584,925
Rick Rosso	3,274	1,637 - 4,911	$454,988
Jane Fogarty	1,888	944 - 2,832	$262,375
(1) Determined by multiplying the target number of shares by $138.97, the closing price of the Common Stock on the grant date. The grant date fair value set forth in the 2023 Summary Compensation Table is determined in accordance with ASC Topic 718 and reflects a reduced price per share of $136.19 because the unvested PRSUs do not receive dividends.

Performance will be measured annually based on revenue and adjusted EBITDA growth over the prior year actual performance, with one-third of the awards (at target) eligible to be earned each year. The PRSU goals approved by the Compensation Committee at the start of fiscal year 2023 were challenging, with target performance set at levels expected to represent above-market revenue growth and consistent EBITDA margin progression over the three-year performance period.

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For purposes of measuring performance under the PRSUs, adjusted EBITDA is operating income, adjusted to exclude depreciation, acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, share-based compensation, and gain on divestitures and related transactions costs.
Time-Based Equity Awards. Our NEOs receive the other 50% of their annual equity awards in the form of time-vested restricted stock. Time-based equity awards foster share ownership by our team, align the interests of our management with those of our stockholders, and enhance retention by vesting over a multi-year vesting schedule. Our time-based equity awards have historically been subject to annual vesting over four years, which means that a significant portion of the equity awards remains at risk until several years following the grant date. Beginning in 2024, the time-based equity awards will vest over three years, which aligns more closely with market practice, while maintaining a significant portion of the awards at risk until several years following the grant date. We do not expect to regularly grant stock options.
The table below reports the number of shares of time-vested restricted stock received by each of our NEOs in January 2023 and the related grant date fair value of such awards, representing 50% of the NEO’s fiscal year 2023 equity incentive award value.

	Number of Shares of Restricted Stock	Grant Date Fair Value
Chris Caldwell	24,465	$3,399,901
Andre Valentine	3,741	$519,887
Cormac Twomey	4,209	$584,925
Rick Rosso	3,274	$454,988
Jane Fogarty	1,888	$262,375
Historical TD SYNNEX Equity Awards. In addition to the Concentrix equity awards that our NEOs have received since the spin-off in December 2020, certain of our NEOs hold equity awards that were granted by TD SYNNEX prior to the spin-off. For most TD SYNNEX equity awards, upon the spin-off, the TD SYNNEX equity award was converted into a TD SYNNEX equity award and a Concentrix equity award that each relate to the same number of shares of TD SYNNEX common stock or Common Stock, as the case may be, as the original award. As a result, these NEOs continue to hold equity awards in TD SYNNEX common stock and equity awards in our Common Stock that were granted prior to the spin-off. As the employing entity, Concentrix incurs the expense and enjoys the tax benefit of TD SYNNEX equity awards that are held by Concentrix staff. All of these equity awards will be fully vested by the end of 2024.
Retirement Benefits. Our U.S.-based NEOs are eligible to participate in our 401(k) Plan, and Mr. Twomey participates in our defined contribution plan for U.K.-based staff. Both plans provide for matching contributions by the Company and are provided as part of a competitive executive compensation program that the Compensation Committee believes is necessary to attract and retain executive talent critical to our success. In addition, Mr. Valentine is entitled to certain benefits under the qualified and non-qualified portions of the Convergys defined benefit pension plan, which was frozen effective April 1, 2008 and we assumed in connection with our acquisition of Convergys in October 2018.
Other Benefits. Our named executive officers are entitled to participate in benefit programs generally available to all employees, including medical, dental and life insurance. In addition, Messrs. Caldwell, Valentine and Rosso participate in a Company-paid supplemental life insurance program and Messrs. Valentine and Rosso participate in a Company-paid supplemental long-term disability program. None of our executive officers receive any material perquisites or other personal benefits.

2024 Proxy Statement 37

Other Compensation Policies and Practices
Stock Ownership Guidelines. The Compensation Committee believes that executive officers should have a significant equity interest in the Company to provide a direct incentive for management to build and sustain long-term stockholder value. Accordingly, to promote equity ownership and further align the interests of management with those of our stockholders, we maintain the following Stock Ownership Guidelines:
•our CEO is required to hold Common Stock with a value of six times (6x) the CEO’s base salary; and
•each of our other NEOs is required to hold Common Stock with a value of three times (3x) the NEO’s base salary.
Unearned performance awards and unexercised stock options (whether vested or unvested) held by our NEOs do not count toward this ownership requirement. The guidelines provide for a five-year transition period from the date of appointment or promotion to an executive officer role to comply.
Each of our NEOs (other than Ms. Fogarty) has exceeded the applicable ownership requirement. Ms. Fogarty, who joined the Company in an executive officer role in September 2021, is making progress toward achieving the applicable ownership requirement during the guidelines’ transition period. Until our NEOs have met the applicable ownership requirement, they are expected to retain at least 50% of the Common Stock earned through the vesting of equity awards (net of shares withheld to pay taxes), and Ms. Fogarty has complied with this requirement.
Timing of Equity Awards. Generally, we do not grant equity awards during regularly scheduled quarterly blackout windows or in anticipation of the release of material, nonpublic information. If the Compensation Committee or the Board approves an equity award at such a time, the grant date is deferred until the fourth trading day after the conclusion of our trading blackout period. This practice avoids potential undue windfalls that may arise if equity grants are made shortly prior to the release of material non-public information. Consistent with this policy, annual equity grants to our NEOs are made on the fourth trading day after the conclusion of our trading blackout period following the release of our annual earnings in January.
Clawback Policy. In January 2023, the Compensation Committee recommended and the Board approved a clawback policy that enables the Company to recoup or “claw back” incentive compensation paid to an executive officer within the prior three years in the event of a restatement of the Company’s financial statements. On December 1, 2023, the Board approved amendments to our clawback policy to align with new Nasdaq listing standards regarding clawback policies.
Anti-Hedging Policy. To promote alignment with the interests of our stockholders, under the Company’s Insider Trading Policy, our NEOs and our other staff are prohibited from engaging in hedging transactions related to Company securities, including put and call options and short sales.
No Tax Gross-Up for Change of Control. We are not party to any arrangements or agreements that require us to gross up executive officer taxes under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).
Tax and Accounting Considerations. Although we consider the impact of tax and accounting consequences when developing and implementing our executive compensation programs, the Compensation Committee retains flexibility to make compensation decisions in its discretion regardless of the tax or accounting treatment. As a result of changes to Section 162(m) of the Code adopted as part of the Tax Cuts and Jobs Act in December 2017, compensation paid to covered employees is generally not deductible to the extent that it exceeds $1 million.

2024 Proxy Statement 38

Employment Agreements. In November 2020, prior to the spin-off, we entered into an offer letter with Mr. Caldwell with respect to his continued service as CEO of Concentrix following the spin-off. The offer letter established Mr. Caldwell’s initial base salary and target SMIP award and provided for the grant of certain equity awards in connection with the spin-off. The offer letter also provides for certain payments to Mr. Caldwell in the event of a termination without cause and contains certain restrictive covenants, including non-competition and employee and client non-solicitation provisions, for the benefit of the Company. See “Potential Payments upon Termination or in Connection with a Change of Control.”
Other than Mr. Caldwell, we do not have employment agreements with any of our named executive officers who are U.S. residents. Consistent with general practice in the United Kingdom, our U.K. subsidiary has an employment agreement with Mr. Twomey, who is a U.K. resident, which provides for certain payments to Mr. Twomey in the event of a termination without cause and contains certain restrictive covenants, including non-competition and employee and client non-solicitation provisions, for the benefit of the Company. See “Potential Payments upon Termination or in Connection with a Change of Control.”

2024 Proxy Statement 39

2023 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended November 30, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Chris Caldwell President and CEO	2023	800,000	—	6,731,789	—	2,574,000	—	129,362	10,235,151
	2022	797,329	—	5,952,960	—	1,742,000	—	121,473	8,613,762
	2021	775,000	—	10,549,966	999,988	2,712,500	—	50,283	15,087,737
Andre Valentine Chief Financial Officer	2023	617,614	—	1,029,374	—	794,869	—	48,318	2,490,175
	2022	615,692	—	793,440	—	537,942	—	47,339	1,994,413
	2021	599,625	—	1,999,923	—	839,475	—	31,062	3,470,085
Cormac Twomey(5) EVP, Global Operations and Delivery	2023	509,559	—	1,158,148	—	655,803	—	59,589	2,383,099
	2022	476,170	—	892,800	—	419,917	—	56,400	1,845,287
	2021	473,886	—	1,999,923	—	663,441	—	47,525	3,184,775
Rick Rosso EVP, Global Sales and Account Management	2023	550,000	—	900,874	—	884,813	—	48,181	2,383,868
	2022	541,986	—	694,440	—	598,813	—	46,873	1,882,112
	2021	475,000	—	1,999,923	—	665,000	—	45,253	3,185,176
Jane Fogarty EVP, Legal	2023	446,356		519,502	—	434,363	—	32,189	1,432,410
	2022	410,726	—	396,720	—	271,099	—	3,111	1,081,656
	2021	100,962	—	249,912	—	52,500	—	—	403,374
(1)    Represents the aggregate fair values of stock awards and option awards granted to our named executive officers, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The grant date fair value of restricted stock awards was determined by multiplying the number of shares by $138.97, the closing price of the Common Stock on the grant date. The grant date fair value of PRSUs was determined by multiplying the target number of shares by a reduced price per share of $136.19 because the unvested PRSUs do not receive dividends. For other valuation assumptions used to calculate the fair value of our stock awards granted in fiscal year 2023, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023. The grant date fair values of the NEOs’ 2023 PRSU awards, assuming achievement of the maximum performance level, would be: Mr. Caldwell, $4,997,764; Mr. Valentine, $764,162; Mr. Twomey, $859,767; Mr. Rosso, $668,829; and Ms. Fogarty, $385,690.
(2)    For fiscal year 2023, represents performance-based awards under the SMIP earned in fiscal year 2023 and paid in fiscal year 2024.
(3)    Mr. Valentine’s accumulated benefit under the Convergys frozen defined benefit pension plan declined by $3,555 in fiscal year 2023. The pension plan, which includes a qualified and a non-qualified portion, was assumed by Concentrix in the Convergys acquisition. The assumptions used to calculate the change in pension value are described in Note 1 to the Pension Benefits table below.

2024 Proxy Statement 40

(4)    The amounts shown in the All Other Compensation column for fiscal year 2023 include the following:

	Company Contributions to Defined Contribution Plans(a)	Dividend Payments on Unvested Restricted Stock(b)	Life Insurance Premiums(c)	Taxes on Life Insurance Premiums(d)	Supplemental Long-Term Disability Premiums(e)	Perquisites and Other Personal Benefits	Total
C. Caldwell	$13,200	$108,004	$5,739	$2,419	—	—	$129,362
A. Valentine	$11,779	$17,822	$10,468	$5,129	$3,120	—	$48,318
C. Twomey	$40,764	$18,825	—	—	—	—	$59,589
R. Rosso	$13,200	$15,286	$10,178	$4,872	$4,645	—	$48,181
J. Fogarty	$24,333	$4,142	$2,613	$1,101	—	—	$32,189
(a)    Represents matching contributions made to the NEO’s 401(k) Plan account or, in the case of Mr. Twomey, Company contributions to the Company’s defined contribution plan in the United Kingdom.
(b)    Represents dividends paid on unvested Concentrix restricted stock awards and unvested TD SYNNEX restricted stock awards held by the NEO. The dividends on the unvested TD SYNNEX restricted stock were paid by TD SYNNEX as the issuer of the equity, but the amounts are included in this column because the benefit relates to the NEO’s continuing employment (i.e., the restricted stock would be forfeited if the NEO’s employment with Concentrix terminates).
(c)    Represents group term life insurance premiums paid on behalf of the NEO.
(d)     Represents the payment of taxes incurred by the NEO in connection with the group term life insurance benefit.
(e)    Represents supplemental long-term disability premiums paid on behalf of the NEO.
(5)    Mr. Twomey’s fiscal year 2023 base salary, SMIP award, and amounts included under “All Other Compensation” were paid in British pounds and converted to the U.S. dollar amounts included in the table by using the 2023 fiscal year-end exchange rate of 1 GBP to $1.2623.

2024 Proxy Statement 41

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2023
The following table sets forth information regarding grants of plan-based awards to each of our named executive officers for the fiscal year ended November 30, 2023.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chris Caldwell			1,000,000	2,000,000	3,000,000
	1/27/2023	1/5/2023				12,232	24,465	36,697		3,331,888
	1/27/2023	1/5/2023							24,465	3,399,901
Andre Valentine			308,807	617,614	926,421
	1/27/2023	1/5/2023				1,870	3,741	5,611		509,487
	1/27/2023	1/5/2023							3,741	519,887
Cormac Twomey(6)			254,780	509,559	764,339
	1/27/2023	1/5/2023				2,104	4,209	6,313		573,224
	1/27/2023	1/5/2023							4,209	584,925
Rick Rosso			343,750	687,500	1,031,250
	1/27/2023	1/5/2023				1,637	3,274	4,911		445,886
	1/27/2023	1/5/2023							3,274	454,988
Jane Fogarty			168,750	337,500	506,250
	1/27/2023	1/5/2023				944	1,888	2,832		257,127
	1/27/2023	1/5/2023							1,888	262,375
(1)     Represents the date on which the Compensation Committee took action to approve the corresponding equity award. All grants were made on the fourth trading day after the conclusion of the trading blackout period during which the awards were approved, consistent with our equity grant policy.
(2)    The amounts shown in these columns reflect each named executive officer’s threshold, target, and maximum award under the SMIP, with the potential for each executive officer’s actual award under the plan to exceed or be less than the target depending upon company performance. The actual SMIP awards for fiscal year 2023 are reflected in the Non-Equity Incentive Plan Compensation column of the 2023 Summary Compensation Table.
(3)    The amounts shown in these columns reflect the threshold, target, and maximum number of shares of Common Stock that may vest under each named executive officer’s January 2023 PRSUs based on company performance over the three-year performance period ending November 30, 2025, as described in more detail under “Compensation Discussion and Analysis—Performance-Based, Long-Term Equity Incentives.”
(4)    Represents the number of shares of restricted stock granted to each NEO in fiscal year 2023, all of which will vest 25% on each of the first four anniversaries of the grant date.
(5)    Represents the aggregate fair values of stock awards granted to our named executive officers, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The grant date fair value of restricted stock awards was determined by multiplying the number of shares by $138.97, the closing price of the Common Stock on the grant date. The grant date fair value of PRSUs was determined by multiplying the target number of shares by a reduced price per share of $136.19 because the unvested PRSUs do not receive dividends. For other valuation assumptions used to calculate the fair value of our stock and option awards, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
(6)    Mr. Twomey’s threshold, target, and maximum SMIP award amounts were converted from British pounds to U.S. dollars by using the 2023 fiscal year-end exchange rate of 1 GBP to $1.2623.

2024 Proxy Statement 42

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of November 30, 2023.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested(3) ($)
Chris Caldwell	12,928	—	31.39	10/7/2024	—	—	—	—
	9,363	—	44.52	10/6/2025	—	—	—	—
	12,630	—	55.94	10/4/2026	—	—	—	—
	11,172	—	64.21	10/3/2027	—	—	—	—
	45,808	—	37.94	10/11/2028	—	—	—	—
	24,547	5,510	55.12	10/2/2029	—	—	—	—
	16,163	10,049	119.72	1/20/2031	—	—	—	—
	—	—	—	—	89,819	8,442,088	—	—
	—	—	—	—	—	—	28,768	2,703,904
Andre Valentine	—	—	—	—	10,385	976,086	—	—
	—	—	—	—	—	—	4,074	382,915
Cormac Twomey	—	—	—	—	11,060	1,039,529	—	—
	—	—	—	—	—	—	4,584	430,850
Rick Rosso	—	—	—	—	9,169	861,794	—	—
	—	—	—	—	—	—	3,566	335,168
Jane Fogarty	—	—	—	—	3,417	321,164	—	—
	—	—	—	—	—	—	2,046	192,304
(1)    Prior to the spin-off, Mr. Caldwell was granted option awards by TD SYNNEX under its 2013 Stock Incentive Plan. In connection with the spin-off, each of these option awards was converted into a TD SYNNEX option and a Concentrix option with respect to the same number of shares as the original option, with an adjustment to the exercise prices to preserve the same ratio of the exercise price to the per share value of the underlying stock as existed prior to the spin-off. This table includes only the converted Concentrix option awards granted under the Concentrix 2020 Stock Incentive Plan, as well as any option awards granted by Concentrix following the spin-off. All option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares monthly thereafter over the following four-year period, except for the grant scheduled to expire on January 20, 2031, which vested as to 20% on the first anniversary of October 7, 2020, the scheduled grant date for the fiscal year 2020 equity awards that were delayed due to the spin-off, and 1/60th of the shares monthly thereafter over the following four-year period. The grant date for each of the option awards is the date ten years prior to the option expiration date.
(2)    Reflects the aggregate unvested portion of the restricted stock award grants set forth in the below table.

2024 Proxy Statement 43

Grant Date	C. Caldwell	A. Valentine	C. Twomey	R. Rosso	J. Fogarty
October 2, 2019	4,980	4,074	4,074	1,358	—
January 20, 2021	88,122	16,705	16,705	16,705	—
October 5, 2021	—	—	—	—	1,404
January 26, 2022	16,536	2,204	2,480	1,929	1,102
January 27, 2023	24,465	3,741	4,209	3,274	1,888
Total	134,103	26,724	27,468	23,266	4,394
Previously Vested	44,284	16,339	16,408	14,097	977
Remaining Unvested	89,819	10,385	11,060	9,169	3,417
Prior to the spin-off, Messrs. Caldwell, Rosso, Valentine, and Twomey were granted restricted stock awards in 2019 by TD SYNNEX under its 2013 Stock Incentive Plan. In connection with the spin-off, each award was converted into a TD SYNNEX award and a Concentrix award with respect to the same number of shares as the original award. This table reflects only the converted Concentrix awards granted under the Concentrix 2020 Stock Incentive Plan, as well as any restricted stock awards granted by Concentrix following the spin-off. However, the number of shares shown in the table for the October 2, 2019 grants reflects the total number of shares originally granted by TD SYNNEX. The 2019 awards vest as to 20% of the shares on each of the first five anniversaries of the grant date. Of the restricted stock granted to Mr. Caldwell in 2021, 83,528 shares vests as to 20% on each of the first five anniversaries of December 1, 2020, the effective date of the spin-off, and 4,594 shares vests as to 20% on each of the first five anniversaries of October 7, 2020. The restricted stock awards granted to Messrs. Valentine, Twomey and Rosso in 2021 vest as to 25% on each of the first four anniversaries of October 7, 2020. The restricted stock award granted to Ms. Fogarty in 2021 and the 2022 and 2023 restricted stock awards each vest as to 25% of the shares on each of the first four anniversaries of the grant date.
(3)    The market or payout value of unvested restricted stock and unvested PRSUs was determined by multiplying the number of shares or units shown by $93.99, the closing price of the Common Stock on November 30, 2023, the last trading day of fiscal year 2023.
(4)    Reflects (x) the target number of shares of Common Stock that may vest under each named executive officer’s January 2022 PRSUs based on the company’s achievement of above-threshold performance for the first two years of the three-year performance period ending November 30, 2024, and (y) the threshold number of shares of Common Stock that may vest under each named executive officer’s January 2023 PRSUs based on the company’s achievement of below-threshold performance for the first year of the three-year performance period ending November 30, 2025.

2024 Proxy Statement 44

TD SYNNEX Equity Awards. In addition to the awards set forth above, each of Messrs. Caldwell, Valentine, Twomey and Rosso have unvested TD SYNNEX restricted stock awards, and Mr. Caldwell has TD SYNNEX option awards, that were granted by TD SYNNEX prior to our spin-off. In connection with the spin-off, each of these awards was converted into a TD SYNNEX award and a Concentrix award (reflected in the table above) with respect to the same number of shares as the original award, with an adjustment to the exercise prices of stock options to preserve the same ratio of the exercise price to the per share value of the underlying stock as existed prior to the spin-off. Although these awards are issued in TD SYNNEX equity, vesting of the awards is based on continued service with Concentrix.
The outstanding TD SYNNEX awards held by our NEOs as of November 30, 2023 are as follows:

Name	Grant Date	TD SYNNEX Stock Option Awards(1)				TD SYNNEX Restricted Stock Awards(2)
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)
Chris Caldwell	10/7/2014	12,928	—	32.18	10/7/2024
	10/6/2015	9,363	—	45.64	10/6/2025
	10/4/2016	12,630	—	57.34	10/4/2026
	10/3/2017	11,172	—	65.83	10/3/2027
	10/11/2018	45,808	—	38.89	10/11/2028
	10/2/2019	24,547	5,510	56.50	10/2/2029	996	98,245
Andre Valentine	10/2/2019	—	—	—	—	814	80,293
Cormac Twomey	10/2/2019	—	—	—	—	814	80,293
Rick Rosso	10/2/2019	—	—	—	—	271	26,731
(1)    All option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares monthly thereafter over the following four-year period.
(2)    The restricted stock vests ratably on an annual basis through the fifth anniversary of the grant date.
(3)    The market value of unvested restricted stock was determined by multiplying the number of shares shown by $98.64, the closing price of the common stock of TD SYNNEX on November 30, 2023, the last trading day of fiscal year 2023.

2024 Proxy Statement 45

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2023
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards by each of our NEOs during the fiscal year ended November 30, 2023.

Name	Option Awards		Stock Awards(1)(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Caldwell	—	—	24,201	2,892,979
Andre Valentine	—	—	5,542	479,747
Cormac Twomey	—	—	5,611	489,533
Rick Rosso	—	—	5,257	453,314
Jane Fogarty	—	—	626	66,445
(1)    The value realized on vesting reflects the aggregate market value of the total shares of Common Stock vested on the vesting date. The number of shares acquired and the value realized have not been reduced to reflect the withholding of shares of Common Stock for the payment of any tax obligation.
(2)    Our NEOs vested in the following shares of TD SYNNEX common stock during fiscal year 2023:

Name	Number of TD SYNNEX Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Chris Caldwell	2,443	237,580
Andre Valentine	815	80,595
Cormac Twomey	815	80,595
Rick Rosso	599	58,327
Jane Fogarty	—	—
(a)    See “2023 Outstanding Equity Awards at Fiscal Year-End Table—TD SYNNEX Equity Awards” for information about the unvested TD SYNNEX equity awards held by our NEOs.
(b)    The value realized on vesting reflects the aggregate market value of the total shares of TD SYNNEX common stock vested on the vesting date. The number of shares acquired and the value realized have not been reduced to reflect the withholding of shares of TD SYNNEX common stock for the payment of any tax obligation.

2024 Proxy Statement 46

PENSION BENEFITS
The following table sets forth information, as of November 30, 2023, regarding the present value of the benefits that are expected to be paid to Mr. Valentine under the qualified and non-qualified portion of the Convergys defined benefit pension plan, which we assumed in our acquisition of Convergys in October 2018. None of our other NEOs participate in qualified or non-qualified defined benefit plans. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andre Valentine	Convergys Corporation Pension Plan	26	279,613	—
	Convergys Corporation Non-Qualified Excess Pension Plan	26	82,627	—
(1)    The present value of accumulated benefit was determined using a discount rate of 5.30% and assuming a 63% lump sum payment distribution at age 65 (the normal retirement age specified in the Convergys Corporation Pension Plan).
The Convergys Corporation Pension Plan is a cash-balance pension plan that was open to certain U.S.-resident employees of Convergys hired prior to April 1, 2007. The plan was frozen effective April 1, 2008, and no additional pension credits accrue for eligible employees. At the end of each year, active participants’ accounts are credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of their benefit in the form of a lump sum, or a joint and survivor annuity.
The non-qualified excess pension plan provides a pension benefit to employees, including Mr. Valentine, whose pension benefit under the Pension Plan is reduced or capped due to Internal Revenue Service limitations. Benefits are paid in ten annual installments or, if less, the number of annual installments (rounded up) equal to the value of the benefits divided by $50,000, commencing six months after a participant’s separation from service.
POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE OF CONTROL
The following summarizes the potential payments payable to our NEOs upon termination of employment or a change of control under individual agreements or the Concentrix Change of Control Severance Plan in effect as of the end of fiscal year 2023. Although much of the compensation for our NEOs is performance-based and contingent upon achievement of financial goals, we believe that change of control arrangements provide important protection to our NEOs, are generally consistent with the practice of our peer companies, and are appropriate for the attraction and retention of executive talent.
In November 2020, we entered into an offer letter with Mr. Caldwell with respect to his continued service as our CEO following the spin-off. Under the terms of the offer letter, if Mr. Caldwell’s employment is terminated for a reason other than cause, disability or death and he signs a standard release of claims, he would be entitled to salary continuation for twelve months at a rate equal to the average of total salary and SMIP over the prior three years and paid COBRA for 12 months. In addition, under our Change of Control Severance Plan and Mr. Caldwell’s offer letter, if any of Messrs. Caldwell, Valentine or Rosso or Ms. Fogarty is terminated for a reason other than cause, disability or death within two months before or 12 months after a change of control (including a voluntary termination because of a reduction in salary or position or a relocation) and they sign a standard release of claims, they would be entitled to salary continuation for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, at a rate equal to the average of total salary and SMIP over the prior three years and paid COBRA for two years. Severance payments for these

2024 Proxy Statement 47

individuals would be delayed for six months following termination of employment to the extent required by Section 409A.
In January 2019, consistent with general practice in the United Kingdom, we entered into an employment agreement with Mr. Twomey, who is a U.K. resident. Under his employment agreement, upon a termination without cause, Mr. Twomey is entitled to (i) six months’ notice of termination or, in lieu of notice, payment of his base salary for such period, and (ii) a pro rata portion of his target SMIP award through the date of termination (including the six-month notice period). As a non-U.S. person, Mr. Twomey is not eligible to participate in the Change of Control Severance Plan.
In addition to the foregoing, certain of our outstanding equity awards include a “double-trigger” change of control provision that would accelerate the unvested portion of the equity award if an NEO’s employment is terminated as a result of Involuntary Termination (as such term is defined in the relevant equity award agreement) within 24 months following a Change of Control.
The following table sets forth potential payments payable to our NEOs, under the circumstances described below, assuming that their employment was terminated or a change of control occurred on November 30, 2023.

Name	Benefit	Voluntary Termination ($)	Change of Control; No Termination ($)	Termination without Cause; No Change of Control ($)	Termination without Cause or Involuntary Termination Following Change of Control ($)
Chris Caldwell	Salary continuation	—	—	2,936,276	4,893,794
	Benefits continuation	—	—	34,738	69,476
	Equity award vesting	—	—	—	6,058,783
	Total	—	—	2,971,014	11,022,053
Andre Valentine	Salary continuation	—	—	—	2,662,517
	Benefits continuation	—	—	—	64,381
	Equity award vesting	—	—	—	882,660
	Total	—	—	—	3,609,558
Cormac Twomey(1)	Salary	—	—	764,339	764,339
	Target SMIP	—	—	509,559	509,559
	Equity award vesting	—	—	—	993,098
	Total	—	—	1,273,898	2,266,996
Rick Rosso	Salary continuation	—	—	—	2,361,199
	Benefits continuation	—	—	—	62,462
	Equity award vesting	—	—	—	772,504
	Total	—	—	—	3,196,165
Jane Fogarty	Salary continuation	—	—	—	971,789
	Benefits continuation	—	—	—	62,418
	Equity award vesting	—	—	—	444,009
	Total	—	—	—	1,478,216
(1)    The salary and target SMIP amounts set forth in the table for Mr. Twomey were converted from British pounds to U.S. dollars by using the fiscal year-end exchange rate of 1 GBP to $1.2623.

2024 Proxy Statement 48

CEO PAY RATIO
Consistent with the rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculated our CEO-to-median employee pay ratio for fiscal year 2023 in accordance with Item 402(u) of Regulation S-K. We believe that the CEO pay ratio disclosure provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To estimate the CEO pay ratio for fiscal year 2023, we first identified our median employee by examining the 2023 total fixed cash compensation (including base salary and fixed allowances but excluding variable incentive compensation) for all individuals who were employed by us on September 1, 2023, excluding (i) our CEO and (ii) the approximately 125,000 employees that joined us in connection with the Webhelp combination in September 2023. We used total fixed cash compensation because it is applied consistently across our organization and the target values of the excluded elements do not differ materially for those employees who could constitute our median compensated employee. Other than as set forth above, we included all employees, whether employed on a full-time, part-time, intern, temporary or seasonal basis, and annualized the compensation for any full-time employees that were not employed by us for all of fiscal year 2023. We did not exclude any employees working outside the United States and converted compensation paid in foreign currencies to U.S. dollar amounts using the applicable exchange rate at September 1, 2023. We did not make any assumptions, adjustments, or estimates with respect to total fixed cash compensation, except that we assumed that each intern, temporary or seasonal employee had total fixed cash compensation less than that of the median employee.
We employ more than 440,000 people in more than 70 countries around the world, more than 70% of which are located in Asia-Pacific, Latin America or Africa. After identifying our median employee based on total fixed cash compensation, we calculated annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in the 2023 Summary Compensation Table included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2023 was $4,388. Our CEO’s annual total compensation for 2023 was $10,235,151, as reflected in the 2023 Summary Compensation Table included in this Proxy Statement. As a result, we estimate that our CEO’s annual total compensation for 2023 was approximately 2,333 times that of our median employee’s annual total compensation for 2023. This ratio was affected by the factors discussed under “Compensation Discussion and Analysis—Elements of the Fiscal Year 2023 Compensation Program,” our mix of staff in different countries around the world, and currency exchange rates.
The CEO pay ratio disclosure rules of Item 402(u) of Regulation S-K provide significant flexibility regarding the methodology used to identify the median employee and calculate the median employee’s annual total compensation. Our methodology may differ materially from the methodology used by other companies to prepare their CEO pay ratio disclosures. Moreover, differences in employee populations, geographic locations, business strategies and compensation practices may contribute to a lack of comparability between our CEO pay ratio and the CEO pay ratio reported by other companies, including those within our industry.
PAY VERSUS PERFORMANCE
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K and does not reflect the value actually realized by our NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. The following tables and related disclosures provide information about (i) the total compensation of our principal executive officer (“PEO”) and our non-PEO NEOs (collectively, the “Other NEOs”) as presented in the 2023 Summary Compensation Table (“SCT”), (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to Item 402(v) of Regulation S-K (“CAP”),

2024 Proxy Statement 49

(iii) certain financial performance measures, and (iv) the relationship of CAP to those financial performance measures.
Neither the CAP nor the amount reported in the SCT reflect the amount of compensation actually paid, earned, or received during the applicable year. A significant portion of the CAP reflected in the table below relates to changes in the value of unvested equity awards during the applicable year. Unvested equity awards remain subject to risk of forfeiture and possible future declines or increases in value based on changes in the trading price of our common stock. The value of equity awards ultimately realized by our NEOs cannot be determined until the awards vest or, in the case of stock options, until the awards are exercised.

For a discussion of our executive compensation program and how the Compensation Committee evaluates Company and individual performance when making compensation decisions, see “Compensation Discussion and Analysis.”

Year (a)	SCT Total for PEO ($) (b)	PEO CAP ($)(1) (c)	Average SCT Total for Other NEOs ($) (d)	Average CAP for Other NEOs ($)(2) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ millions) (h)	Non-GAAP Operating Income ($ millions)(4) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($)(3) (g)
2023	10,235,151	2,761,305	2,172,388	1,246,283	89.51	35.76	313.8	1,010.0
2022	8,613,762	2,215,482	1,700,867	977,421	116.55	72.41	435.0	884.1
2021	15,087,737	32,933,201	2,536,544	3,868,727	158.10	121.30	405.6	733.7

The table above includes the compensation of the following PEO and Other NEOs for the years shown below:

	PEO	Other NEOs
2023	Chris Caldwell	Andre Valentine, Cormac Twomey, Rick Rosso, and Jane Fogarty
2022	Chris Caldwell	Andre Valentine, Cormac Twomey, Rick Rosso, and Jane Fogarty
2021	Chris Caldwell	Andre Valentine, Cormac Twomey, Rick Rosso, Jane Fogarty, and Steve Richie
(1)    The PEO CAP for each year was determined in accordance with Item 402(v) of Regulation S-K by making the following adjustments to the SCT Totals:

	Amounts Deducted from SCT Total		Amounts Added to SCT Total				Net Adjustment ($)
	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of Option Awards ($)	Vesting Date Fair Value of Equity Awards Granted and Vested during Fiscal Year ($)	Year-End Fair Value of Equity Awards Granted during Fiscal Year that were Outstanding and Unvested at Year End ($)	Year-over-Year Change in Year-End Fair Value of Equity Awards Granted in any Prior Fiscal Year that were Outstanding and Unvested at Year End ($)	Change in Fair Value as of the Vesting Date of Equity Awards Granted in any Prior Fiscal Year that Vested during Fiscal Year ($)
2023	6,731,789	—	—	3,357,219	(3,680,145)	(419,131)	(7,473,846)
2022	5,952,960	—	—	4,081,079	(4,455,458)	(70,941)	(6,398,280)
2021	10,549,966	999,988	619,398	16,040,965	4,839,758	7,895,297	17,845,464

2024 Proxy Statement 50

(2)    The average CAP for our Other NEOs was determined in accordance with Item 402(v) of Regulation S-K by making the following adjustments to the Average SCT Totals:

	Amounts Deducted from Average SCT Total			Amounts Added to Average SCT Total					Net Adjustment ($)
	Average Grant Date Fair Value of Stock Awards ($)	Fair Value at Prior Year-End of Equity Awards Forfeited During Fiscal Year ($)	Average Change in Pension Value ($)	Average Vesting Date Fair Value of Equity Awards Granted and Vested during Fiscal Year ($)	Average Year-End Fair Value of Equity Awards Granted during Fiscal Year that were Outstanding and Unvested at Year End ($)	Average Year-over-Year Change in Year-End Fair Value of Equity Awards Granted in any Prior Fiscal Year that were Outstanding and Unvested at Year End ($)	Average Change in Fair Value as of the Vesting Date of Equity Awards Granted in any Prior Fiscal Year that Vested during Fiscal Year ($)	Pension Service Cost ($)
2023	901,975	—	—	—	449,825	(324,998)	(148,957)	—	(926,105)
2022	694,350	—	—	—	476,015	(329,767)	(175,344)	—	(723,446)
2021	1,599,926	26,640	—	587,407	1,294,501	112,712	964,129	—	1,332,183
(3)    The peer group total shareholder return in this column reflects the peer group comprised of our core CX solutions competitors that are publicly traded companies, as set forth in Part II, Item 5 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
(4)    Non-GAAP operating income is operating income, adjusted to exclude acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, share-based compensation, and gain on divestitures and related transaction costs. 65% of our NEOs’ SMIP awards for fiscal year 2023 were based on non-GAAP operating income performance for fiscal year 2023. See page 37 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 for a reconciliation of non-GAAP operating income to operating income, as reported.
2023 Performance Measures
In accordance with Item 402(v) of Regulation S-K, the following table lists (in alphabetical order) the three financial performance measures that, in the Company’s assessment, represent the most important financial performance measures used to link CAP for our NEO to Company performance for fiscal year 2023, as further described in our Compensation Discussion and Analysis.
•Adjusted EBITDA
•Non-GAAP Operating Income
•Revenue
Relationship Between CAP and Performance
In accordance with Item 402(v) of Regulation S-K, the charts below illustrate how our PEO’s CAP and Other NEOs’ average CAP compares to our Company’s financial performance as measured by our total shareholder return, our peer group total shareholder return, our net income, and our non-GAAP operating income. CAP, as calculated in accordance with Item 402(v) of Regulation S-K, reflects, among other things, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the trading price of our common stock on vesting dates and at year end, as well as the projected and actual achievement of performance goals.

2024 Proxy Statement 51

CAP Compared to Company TSR and Peer Group TSR
Compensation Actually Paid ($ millions)
Value of $100 investment from Dec. 1, 2020
$35.0
$28.0
$21.0
$14.0
$7.0
$0.0
$250
$200
$150
$100
$50
$0
$32.9
$3.9
$2.2
$1.0
$2.8
$1.2
$100.00
$158.10
$121.30
$116.55
$72.41
$89.51
$35.76
FY 2021
FY 2022
FY 2023
PEO
Other NEOs
CNXC TSR
Peer Group TSR

CAP Compared to Net Income and Non-GAAP Operating Income
Compensation Actually Paid ($ millions)
Net Income and Non-GAAP OI ($ millions)
$35.0
$28.0
$21.0
$14.0
$7.0
$—
$1,200.0
$960.0
$720.0
$480.0
$240.0
$0.0
$32.9
$3.9
$2.2
$1.0
$2.8
$1.2
$733.7
$884.1
$1,010.0
$405.6
$435.0
$313.8
FY 2021
FY 2022
FY 2023
PEO
Other NEOs
Net Income
Non-GAAP Operating Income

2024 Proxy Statement 52

GENERAL INFORMATION
Concentrix will pay the costs of soliciting proxies on behalf of the Board. In addition to solicitation by mail, Concentrix officers, directors, and employees may solicit proxies personally, electronically, or by telephone, and will receive no additional compensation for their services. The Company will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of Common Stock.
At the time this Proxy Statement was released on February 8, 2024, the Company knew of no other matters that might be presented for action at the Annual Meeting, other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, the Common Stock represented by proxies may be voted with respect thereto in the discretion of the persons named as proxies.
2025 Annual Meeting of Stockholders
Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders must be received by the Company no later than October 12, 2024 and must otherwise comply with SEC rules relating to stockholder proposals, including with respect to the types of stockholder proposals that are appropriate for inclusion in a proxy statement. Proposals we receive after that date will not be included in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders. A stockholder proposal not included in the proxy statement will be ineligible for presentation at the 2025 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary at the principal executive offices of the Company. Under the Company’s Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received at the Company’s principal executive offices not more than 120 days nor less than 90 days in advance of the anniversary of the date of the Company’s proxy statement for the prior year’s Annual Meeting. However, if no Annual Meeting was held in the prior year or the current Annual Meeting is scheduled for a date more than 30 days before or after the anniversary of the prior year’s Annual Meeting, the Company must receive the stockholder’s notice by the later of the 90th day prior to the current Annual Meeting and the 10th day following public disclosure of the date of the current Annual Meeting.
Assuming the date of our 2025 Annual Meeting is not so advanced or delayed, if a stockholder notifies the Company after December 25, 2024 of the intent to present a proposal, the persons named as the Company’s proxies for the 2025 Annual Meeting of Stockholders will be permitted to exercise discretionary voting authority with respect to that proposal even if the matter is not discussed in the Company’s proxy statement for that meeting. Proposals or notices should be sent to our Corporate Secretary at the following address: Corporate Secretary, Concentrix Corporation, 39899 Balentine Drive, Suite 235, Newark, CA 94560.
Important Notice Regarding Delivery of Stockholder Documents
To eliminate duplicate mailings, conserve natural resources, and reduce printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to stockholders who share the same address and who have the same last name or have consented in writing. You may nonetheless receive a separate mailing if you hold additional shares in a brokerage account.
If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above or by writing to our Corporate Secretary at Concentrix Corporation, 39899 Balentine

2024 Proxy Statement 53

Drive, Suite 235, Newark, CA 94560. We will deliver the requested additional copy promptly following our receipt of your request.
Information Requests
Upon written request to Concentrix Corporation, 201 East 4th Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K, this Proxy Statement, any committee charter, our Governance Guidelines, our Human Rights Policy or our Code of Ethical Business Conduct. Copies of the exhibits to the Form 10-K will be provided to any requesting stockholder if the stockholder agrees to reimburse us for our reasonable costs in providing such exhibits. The reports and documents referenced in this paragraph are also available on the Investor Relations section of the Company’s website at www.concentrix.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

2024 Proxy Statement 54

	SCAN TO	w
VIEW MATERIALS & VOTE

CONCENTRIX CORPORATION 39899 BALENTINE DRIVE, SUITE 235 NEWARK, CA 94560
VOTE BY INTERNET
Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on March 20, 2024 for shares held directly and by 11:59 p.m. Eastern Daylight Time on March 18, 2024 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CNXC2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on March 20, 2024 for shares held directly and by 11:59 p.m. Eastern Daylight Time on March 18, 2024 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONCENTRIX CORPORATION

The Board of Directors recommends you vote FOR all of the nominees and FOR Proposals 2 and 3.
				For	Against	Abstain
1.Election of ten directors for one-year terms expiring at the Annual Meeting of Stockholders in 2025 or until their respective successors are duly elected and qualified:			2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2024; and

	For	Withhold
1a. Chris Caldwell			3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

1b. Teh-Chien Chou

1c. LaVerne Council

1d. Jennifer Deason

1e. Olivier Duha

1f. Nicolas Gheysens

1g. Kathryn Hayley
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1h. Kathryn Marinello

1i. Dennis Polk

1j. Ann Vezina

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report and Proxy Statement is available at www.proxyvote.com
CONCENTRIX CORPORATION Annual Meeting of Stockholders March 21, 2024, 10:00 a.m. EDT This proxy is solicited by the Board of Directors

The undersigned hereby revokes all previous proxies, acknowledges the receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoint(s) Chris Caldwell, Jane Fogarty, and Andre Valentine, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CONCENTRIX CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on March 21, 2024, virtually at www.virtualshareholdermeeting.com/CNXC2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side